ONEMAIN FINANCIAL HOLDINGS, LLC
AND SUBSIDIARIES
Financial Report for the Year Ended
December 31, 2015

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Item		Page
Independent Auditors' Reports		F-2
Consolidated Statements of Financial Position as of December 31, 2015 and 2014		F-6
Consolidated and Combined Statements of Income for the two months ended December 31, 2015, the ten months ended October 31, 2015, and each of the years ended December 31, 2014 and 2013		F-7
Consolidated and Combined Statements of Comprehensive Income for the two months ended December 31, 2015, the ten months ended October 31, 2015, and each of the years ended December 31, 2014 and 2013		F-8
Consolidated and Combined Statements of Changes in Member's Equity for the two months ended December 31, 2015, the ten months ended October 31, 2015, and each of the years ended December 31, 2014 and 2013

F-9
Consolidated and Combined Statements of Cash Flows for the two months ended December 31, 2015, the ten months ended October 31, 2015, and each of the years ended December 31, 2014 and 2013		F-10
Notes to Consolidated and Combined Financial Statements as of December 31, 2015 and 2014 and for the two months ended December 31, 2015, the ten months ended October 31, 2015, and each of the years ended December 31, 2014 and 2013:

F-12
Note 1.	Nature of Operations	F-12
Note 2.	OMH Transaction	F-12
Note 3.	Summary of Significant Accounting Policies	F-14
Note 4.	Recent Accounting Pronouncements	F-28
Note 5.	Finance Receivables	F-30
Note 6.	Allowance for Finance Receivable Losses	F-37
Note 7.	Investment Securities	F-38
Note 8.	Goodwill and Other Intangible Assets	F-45
Note 9.	Other Assets	F-46
Note 10.	Transactions with Affiliates	F-47
Note 11.	Long-term Debt	F-50
Note 12.	Variable Interest Entities	F-55
Note 13.	Insurance	F-58
Note 14.	Other Liabilities	F-62
Note 15.	Accumulated Other Comprehensive Income (Loss)	F-63
Note 16.	Income Taxes	F-65
Note 17.	Lease Commitments, Rent Expense, and Contingent Liabilities	F-69
Note 18.	Benefit Plans	F-71
Note 19.	Share-Based and Incentive Compensation	F-72
Note 20.	Fair Value Measurements	F-74
Note 21.	Subsequent Events	F-82

Independent Auditor’s Report

To the Management of OneMain Financial Holdings, LLC and subsidiaries,

We have audited the accompanying consolidated financial statements of OneMain Financial Holdings, LLC and its subsidiaries, which comprise the consolidated statement of financial position as of December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in member’s equity and cash flows for the two-month period ended December 31, 2015.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OneMain Financial Holdings, LLC and its subsidiaries at December 31, 2015, and the results of their operations and their cash flows for the two-month period then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The consolidated statement of financial position as of December 31, 2014 and the related consolidated and combined statements of income, comprehensive income, changes in member’s equity and cash flows for the ten-month period ended October 31, 2015 and each of the years in the two-year period ended December 31, 2014 were audited by other auditors whose report, dated February 10, 2016, expressed an unmodified opinion on those statements.

Dallas, Texas
March 24, 2016

2 of 2

KPMG LLP
1 East Pratt Street
Baltimore, MD 21202-1128

Independent Auditors’ Report
The Board of Directors
OneMain Financial Holdings, LLC and subsidiaries:

Report on the Financial Statements

We have audited the accompanying consolidated and combined financial statements of OneMain Financial Holdings, LLC (formerly OneMain Financial Holdings, Inc.) and its subsidiaries, which comprise the consolidated statement of financial position as of December 31, 2014, and the related consolidated and combined statements of income, comprehensive income, changes in member’s equity, and cash flows for the ten-month period ended October 31, 2015 and each of the years in the two-year period ended December 31, 2014, and the related notes to the consolidated and combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated and combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated and combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated and combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated and combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(KPMG International), a Swiss entity.

Opinion

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of OneMain Financial Holdings, LLC and its subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the ten-month period ended October 31, 2015 and each of the years in the two-year period ended December 31, 2014 in accordance with U.S. generally accepted accounting principles.

Baltimore, Maryland
February 10, 2016

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statements of Financial Position
(dollars in millions)

	Successor	Predecessor
	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$572	$172
Investment securities	1,264	1,391
Net finance receivables (includes loans of consolidated VIEs of $7.8 billion in 2015 and $2.3 billion in 2014)	8,877	8,436
Unearned insurance premium and claim reserves	(413)	(415)
Allowance for finance receivable losses (includes allowance of consolidated VIEs of $304 million in 2015 and $142 million in 2014)	(365)	(695)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	8,099	7,326
Restricted cash and cash equivalents (includes restricted cash and cash equivalents of consolidated VIEs of $381 million in 2015 and $147 million in 2014)	381	147
Goodwill	1,440	—
Deferred tax assets, net	189	313
Other intangible assets	542	71
Other assets (includes other assets of consolidated VIEs of $0 million in 2015 and $11 million in 2014)	211	327
Total assets	$12,698	$9,747

Liabilities and Member's Equity
Related party debt	$—	$3,249
Revolving line of credit	1,420	—
Long-term debt (includes debt of consolidated VIEs of $6.1 billion in 2015 and $1.9 billion in 2014)	6,298	3,408
Insurance claims and policyholder liabilities	518	549
Accrued taxes	28	506
Other liabilities (including other liabilities of consolidated VIEs of $8 million in 2015 and $24 million in 2014)	152	102
Total liabilities	8,416	7,814
Commitments and contingencies (Note 17)

Member's equity:
Member units ($1.00 par value, 1,000 units issued and authorized at December 31, 2015 and 2014)	—	—
Additional paid-in capital	4,479	1,846
Accumulated other comprehensive income (loss)	(10)	44
Retained earnings (deficit)	(187)	43
Total member's equity	4,282	1,933
Total liabilities and member's equity	$12,698	$9,747

Refer to the Notes to Consolidated and Combined Financial Statements.

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Consolidated and Combined Statements of Income
(dollars in millions)

	Successor	Predecessor
	Two Months Ended December 31,	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2015	2014	2013

Finance charges	$246	$1,721	$2,011	$1,953
Interest expense	48	271	217	228
Net interest income	198	1,450	1,794	1,725
Provision for finance receivable losses	393	470	575	550
Net interest income (loss) after provision for finance receivable losses	(195)	980	1,219	1,175

Other revenues:
Insurance	53	264	338	353
Investment	1	50	65	71
Other	6	33	43	140
Total other revenues	60	347	446	564

Other expenses:
Operating expenses:
Salaries and benefits	73	257	288	294
Other operating expenses	76	380	426	449
Insurance policy benefits and claims	24	119	134	151
Total other expenses	173	756	848	894

Income (loss) before provision for (benefit from) income taxes	(308)	571	817	845
Provision for (benefit from) income taxes	(121)	210	304	309
Net income (loss)	$(187)	$361	$513	$536

Refer to the Notes to Consolidated and Combined Financial Statements.

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Consolidated and Combined Statements of Comprehensive Income
(dollars in millions)

	Successor	Predecessor
	Two Months Ended December 31,	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2015	2014	2013
Net income (loss)	$(187)	$361	$513	$536
Other comprehensive income (loss):
Net change in unrealized gains and losses on investment securities	(9)	(28)	6	(54)
Net change in foreign currency translation adjustment	(6)	(11)	(7)	(3)
Income tax effect:
Net change in unrealized gains and losses on investment securities	3	10	(2)	18
Net change in foreign currency translation adjustment	2	4	3	1
Other comprehensive loss, net of tax	(10)	(25)	—	(38)
Comprehensive income (loss)	$(197)	$336	$513	$498

Refer to the Notes to Consolidated and Combined Financial Statements.

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Consolidated and Combined Statements of Changes in Member's Equity
(dollars in millions)

			Additional paid-in capital	Retained earnings	Net Parent investment	Accumulated other comprehensive income (loss)	Total equity
	Membership units
	Units	Amount
Predecessor
Balance, December 31, 2012	—	$—	$—	$—	$2,444	$82	$2,526
Net income	—	—	—	—	536	—	536
Transfers from Parent	—	—	—	—	6	—	6
Dividends	—	—	—	—	(183)	—	(183)
Other comprehensive loss, net of taxes	—	—	—	—	—	(38)	(38)
Balance, December 31, 2013	—	—	—	—	2,803	44	2,847
Net income	—	—	—	226	287	—	513
Transfers from Parent, net(1)	—	—	6	—	67	—	73
Conversion of net Parent investment into common stock	1,000	—	3,157	—	(3,157)	—	—
Dividends	—	—	(1,317)	(183)	—	—	(1,500)
Other comprehensive loss, net of taxes	—	—	—	—	—	—	—
Balance, December 31, 2014	1,000	—	1,846	43	—	44	1,933
Net income	—			361			361
Transfers to Parent	—	—	(7)	—	—	—	(7)
Dividends	—	—	—	(90)	—	—	(90)
Other comprehensive loss, net of taxes	—	—	—	—	—	(25)	(25)
Balance, October 31, 2015	1,000	—	1,839	314	—	19	2,172

Successor
OMH Transaction	—	—	2,639	(314)	—	(19)	2,306
Net loss	—	—	—	(187)	—	—	(187)
Transfers from Parent	—	—	1	—	—	—	1
Other comprehensive loss, net of taxes	—	—	—	—	—	(10)	(10)
Balance, December 31, 2015	1,000	$—	$4,479	$(187)	$—	$(10)	$4,282
__________
(1) Consists of transfers from Parent of $494 million partially offset by a transfer to Parent of real estate loans of $421 million.

Refer to the Notes to Consolidated and Combined Financial Statements.

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Consolidated and Combined Statements of Cash Flows
(dollars in millions)

	Successor	Predecessor
	Two Months Ended December 31,	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2015	2014	2013
Cash flows from operating activities
Net income (loss)	$(187)	$361	$513	$536
Reconciling adjustments:
Provision for finance receivable losses	393	470	575	550
Depreciation and amortization	101	61	36	36
Deferred income tax benefit	(146)	—	(44)	(18)
Share-based incentive compensation expense	1	—	—	—
Other, net	6	(3)	(3)	(5)
Cash flows due to changes in:
Other assets and other liabilities	(4)	58	102	62
Insurance claims and policyholder liabilities	(7)	(11)	(26)	(6)
Taxes receivable and payable	26	(512)	(33)	(182)
Accrued interest and finance charges	(11)	—	(1)	22
Net cash provided by operating activities	172	424	1,119	995
Cash flows from investing activities
Net principal collections (originations) of finance receivables	(176)	(640)	(803)	(731)
Net decrease (increase) in short-term investments	—	(45)	(17)	41
Available-for-sale and other securities purchased	(49)	(289)	(217)	(321)
Available-for-sale and other securities called, sold, and matured	51	303	270	296
Purchase of premises and equipment	(2)	(25)	(85)	(4)
Proceeds from sale of premises and equipment	—	13	—	—
Change in restricted cash and cash equivalents	2	(236)	41	18
Net cash used for investing activities	(174)	(919)	(811)	(701)
Cash flows from financing activities
Debt issuance costs	—	(35)	(41)	—
Repayments of revolving line of credit	—	(280)	—	—
Draws on revolving line of credit	—	1,700	—	—
Proceeds from issuance of long-term debt, net	—	2,772	3,444	—
Net decrease in related party debt	—	(3,244)	(2,645)	(143)
Transfers from Parent	—	—	475	—
Dividends paid	—	(90)	(1,500)	(183)
Net cash provided by (used for) financing activities	—	823	(267)	(326)

Effect of exchange rate changes on cash and cash equivalents	(1)	—	—	—
Net change in cash and cash equivalents	(3)	328	41	(32)
Cash and cash equivalents at beginning of period(1)	575	172	131	163
Cash and cash equivalents at end of period	$572	$500	$172	$131
__________
(1) The difference between cash and cash equivalents at October 31, 2015 and November 1, 2015 represents the reclassification of $75 million from investment securities to cash and cash equivalents at the acquisition date as a result of conforming to OMH Accounting Policy.

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Consolidated and Combined Statements of Cash Flows (continued)
(dollars in millions)

	Successor	Predecessor
	Two Months Ended December 31,	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2015	2014	2013
Supplemental cash flow information:
Interest paid	$(83)	$(212)	$(210)	$(228)
Income taxes paid	(1)	(746)	(379)	(500)
Supplemental non-cash activities:
Transfers (to) from Parent	1	(7)	19	6
Transfer to Parent of real estate loans	—	—	(421)	—

Refer to the Notes to Consolidated and Combined Financial Statements.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(1) Nature of Operations

The accompanying Consolidated and Combined Financial Statements primarily include OneMain Financial Holdings, LLC ("OMFH")(formerly OneMain Financial Holdings, Inc.), a holding company, and its wholly owned subsidiaries OneMain Financial Group, LLC ("OMFL"), formerly OneMain Financial, Inc., a Delaware corporation (“OMFI”), American Health and Life Insurance Company (“AHL”) and Triton Insurance Company (“Triton”), (collectively “OneMain Financial Holdings, LLC and subsidiaries" or “the Company”).

On November 15, 2015, the Company was acquired by OneMain Holdings, Inc. ("OMH"), formerly Springleaf Holdings, Inc., (the "OMH Transaction") at which time OMFH became a wholly owned subsidiary of Independence Holdings, LLC, a wholly owned subsidiary of OMH and OMFI was liquidated and merged into newly formed OMFL. Prior to the sale, the Company was a wholly owned subsidiary of CitiFinancial Credit Company (“CCC”; formerly “Parent”), which is a wholly owned subsidiary of Associates First Capital Corporation, an indirect subsidiary of Citigroup, Inc. (“Citigroup”). The OMH Transaction was effective November 1, 2015 pursuant to OMH's contractual agreements with Citigroup.

On May 26, 2015, OneMain Financial Holdings, Inc. was converted to a limited liability company, or LLC, and renamed OneMain Financial Holdings, LLC. Ownership interests in the LLC are presented as Member units (formerly presented as Common stock). The member has no liability to the Company or its creditors for obligations or liabilities of the Company.

On July 1, 2014, CCC contributed all of the capital of OMFI, AHL and Triton to OMFH resulting in OMFH becoming the legal parent of the contributed entities. The contribution did not result in a change to the historical carrying value of the assets and liabilities of the Company.

Prior to the OMH Transaction, we managed our business through two operating segments: Lending and Insurance. Subsequent to the OMH Transaction, and at the direction of OMH, we manage our business as a single operating segment. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 280, Segment Reporting, operating segments represent components of an entity where discrete financial information is available and for which the operating results are regularly reviewed by the chief operating decision maker to determine resources to be allocated to a segment and to assess its performance. Under OMH, the chief operating decision maker regularly reviews our financial information as a single segment.

The Company is engaged in the business of originating and servicing personal loans to consumers through a community branch-based network throughout the United States and, via its insurance subsidiaries, underwrites policies to its customers and underwrites and reinsures policies covering customers of Citigroup affiliates. In addition, the Company is a full service administrator of debt protection products for customers of Citigroup affiliates. The Company ceased originating real estate loans as of June 1, 2012. Prior to January 6, 2014, the Company serviced a portfolio of owned real estate loans and a portfolio of real estate loans owned by an affiliate. Refer to Note 10 for further information on the transfer of real estate loans and related servicing in 2014 and for further information on the services provided to Citigroup affiliates.

(2) OMH Transaction

As a result of becoming a wholly-owned subsidiary of OMH, the Company elected to apply pushdown accounting and adopt OMH's accounting policies. As a result of the application of pushdown accounting, the Company revalued its assets and liabilities based on their fair values at the effective date of the OMH Transaction in accordance with business combination accounting standards. Accordingly, the financial statements for periods on or after November 1, 2015 are not comparable with the financial statements for periods prior to November 1, 2015. References to “Successor” or "Successor Company" refer to the Company for all periods presented, on or after November 1, 2015, after giving effect to the application of acquisition accounting. References to “Predecessor” or "Predecessor Company" refer to the Company for all periods prior to November 1, 2015.

The Company's consolidated financial statements have been prepared to reflect the acquisition-related pushdown accounting adjustments arising from this transaction. The effects of these adjustments on each of the Company’s major classes of assets, liabilities, and member’s equity accounts as of the date of the OMH Transaction are presented in the table below:

	Predecessor			Successor
(dollars in millions)	Presentation before Transaction October 31, 2015	Presentation Adjustments	Prior to OMH Transaction as of October 31, 2015	Acquisition-Related Adjustments	Subsequent to OMH Transaction as of November 1, 2015
Assets
Cash and cash equivalents	$883	$(383)	$500	$75	$575
Investment securities	1,379	—	1,379	(85)	1,294
Loans and accrued interest receivable	9,987	(9,987)	—	—	—
Unearned revenue and deferred costs	(1,456)	1,456	—	—	—
Net finance receivables	—	8,531	8,531	270	8,801
Unearned insurance premium and claim reserves	(409)	—	(409)	—	(409)
Allowance for finance receivable losses	(666)	—	(666)	666	—
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	7,456	—	7,456	936	8,392
Restricted cash and cash equivalents	—	383	383	—	383
Goodwill	—	—	—	1,440	1,440
Deferred tax assets, net	339	—	339	(300)	39
Other intangible assets	62	—	62	493	555
Premises and equipment, net	91	(91)	—	—	—
Other assets	254	91	345	(137)	208
Total assets	10,464	—	10,464	2,422	12,886

Liabilities and Member's Equity
Related party debt	5	(5)	—	—	—
Revolving line of credit - related party	284	(284)	—	—	—
Revolving line of credit - third party	1,136	(1,136)	—	—	—
Long-term debt	6,181	1,425	7,606	119	7,725
Insurance claims and policyholder liabilities	533	—	533	(6)	527
Other liabilities	153	—	153	3	156
Total liabilities	8,292	—	8,292	116	8,408

Member's equity:
Member units ($1.00 par value, 1,000 units issued and authorized)	—	—	—	—	—
Additional paid-in capital	1,839	—	1,839	2,639	4,478
Accumulated other comprehensive income	19	—	19	(19)	—
Retained earnings	314	—	314	(314)	—
Total member's equity	2,172	—	2,172	2,306	4,478
Total liabilities and member's equity	$10,464	$—	$10,464	$2,422	$12,886

The total purchase consideration given by OMH for OMFH was $4.478 billion in cash. The total purchase consideration over the acquisition date fair value of identifiable net assets is included in Goodwill in the Consolidated Statements of Financial Position of the Successor Company.

The goodwill recognized from the acquisition reflects the strategic benefits and opportunities of the combined companies.

The purchase price was allocated to the net tangible and intangible assets acquired and liabilities assumed, based on their respective estimated fair values as of October 31, 2015. Given the timing of the transaction and complexity of the purchase accounting, the estimate of the fair value adjustment specific to the acquired loans and intangible assets is preliminary. Management intends to finalize the accounting for these matters as soon as reasonably possible. Separately, during the measurement period, which may be up to one year from the acquisition date, management may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill if new information, which existed as of the acquisition date, comes to management’s attention.

On February 24, 2016, OMH reached final agreement with Citigroup on certain purchase accounting adjustments. The final adjustment resulted in an additional payment by Citigroup of $23 million to Independence Holdings, LLC, a wholly owned subsidiary of OMH. The payment was received by Independence Holdings, LLC on March 16, 2016 as an increase in cash and decrease in Investment in subsidiary at the Independence LLC parent and a reduction to additional paid in capital and goodwill in the Company’s consolidated financial statements.

Net Other Intangible Assets

The following table presents other intangible assets identified by the Company as of the date of the OMH Transaction:

(dollars in millions)	Amount	Estimated Useful Life
Trade name	$220	indefinite
Customer relationships	205	6 years
Value of business acquired ("VOBA")	105	5-30 years
Licenses	25	indefinite
Total	$555

Transition Service Agreement

As a result of the OMH Transaction, we entered into a Transition Services Agreement (“TSA”) and a Reverse TSA with Citigroup to continue to provide certain services to us and for us to continue to provide certain services to Citigroup on a temporary basis. The primary services that continue to be provided by Citigroup to us include use of buildings, use of specified systems and technology infrastructure, and certain finance, collection, operation and realty support functions. The primary services that we continue to provide to Citigroup include finance department support and specified technology systems. The agreements expire November 15, 2016 with an option to extend for an additional 6 months. Prior to expiration OM can cancel any of the TSA items with 60 days’ notice. Pricing is based on the specific service provided and is detailed in the agreements.

(3) Summary of Significant Accounting Policies

Basis of Presentation

The Consolidated and Combined Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and present the Consolidated Statements of Financial Position of OMFH as of December 31, 2015 and 2014 and the related Consolidated and Combined Statements of Income, Comprehensive Income, Changes in Equity and Cash Flows of OMFH for each of the years in the three-year period ended December 31, 2015. All significant intercompany balances and transactions between the legal entities that comprise OMFH have been eliminated.

Prior to the July 1, 2014 contribution of capital discussed in Note 1 above, there was not a legal parent-subsidiary relationship between OMFH, OMFI, AHL and Triton. Accordingly, for all periods prior to July 1, 2014, the Company's financial statements were prepared on a combined basis and the Parent’s equity investment in the Company as of December 31, 2013 is presented as Net Parent investment in lieu of membership units (formerly common stock), paid in capital and retained earnings. The combined financial statements combine all of the Company's subsidiaries. Effective July 1, 2014, the Company's financial statements have been prepared on a consolidated basis. Under this basis of presentation, the financial statements consolidate all of the Company’s subsidiaries and present the Parent’s legal equity investment as membership units (formerly common stock), paid in capital and retained earnings. All subsequent periods will also be presented on a consolidated basis.

On November 13, 2015, regulatory approvals were received to allow for the previously announced sale of the Company to OMH. The sale was completed on November 15, 2015 and effective November 1, 2015, resulting in OMH acquiring all of the outstanding equity interests of the Company for approximately $4.5 billion in cash. As a result of the sale, on November 15, 2015, OMFH became a wholly owned subsidiary of Independence Holdings, LLC, a wholly owned subsidiary of OMH and OMFI was liquidated and merged into newly formed OMFL. As discussed in Note 2, the Company, as an acquired business, elected to apply pushdown accounting and a new basis of accounting was established. For accounting purposes, the old entity (the "Predecessor" or "Predecessor Company") was terminated and a new entity (the "Successor" or "Successor Company") was created. This distinction is made throughout this Financial Report through the inclusion of a vertical black line between the Successor and the Predecessor columns.

The Consolidated and Combined Financial Statements of the Predecessor Company include expense allocations to and from affiliates for certain costs of support functions provided on a centralized basis within Citigroup. Such allocations primarily relate to employee benefits, technology, operations and global functions such as finance, human resources, legal and compliance. Certain of these expenses were incurred directly, rather than allocated, following a transfer of employees from CCC to the Company in 2013. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefits received by the Predecessor Company during the periods presented. The allocations may not, however, reflect the expenses the Predecessor Company would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if the Predecessor Company had been a stand-alone company would depend on multiple factors, including organizational structure, which functions were outsourced or performed by employees and strategic decisions in various areas such as information technology and infrastructure. Refer to Note 10 for further discussion of these expense allocations.

The Consolidated and Combined Financial Statements included herein may not be indicative of the Company’s financial position, results of operations, and cash flows in the future, and also may not be indicative of the financial position, results of operations and cash flows had the Company been a separate, stand-alone entity during the periods presented.

Ownership interests in the LLC are presented as membership units (formerly common stock).

While the Company is included in the consolidated U.S. federal and certain state income tax returns of Citigroup or OMH, respectively, the Income (loss) before provision for (benefit from) income taxes in the Consolidated and Combined Statements of Income has been calculated as if the Company filed separate U.S. federal and state tax returns.

The Company consolidates entities deemed to be variable interest entities ("VIEs") when the Company is determined to be the primary beneficiary.

Use of Estimates

Management must make estimates and assumptions that affect the Consolidated and Combined Financial Statements and the related footnote disclosures. Such estimates are used in connection with certain fair value measurements. Refer to Note 20 for further discussions on estimates used in the determination of fair value. Moreover, estimates are significant in determining the amounts of other-than-temporary impairments (“OTTI”), provisions for probable and estimable losses that may arise from credit-related exposures, probable and estimable losses related to litigation and regulatory proceedings, insurance policy and claims reserves and tax reserves. While management uses its best judgment in making estimates, actual amounts or results could differ from those estimates. Current market conditions increase the risk and complexity of the judgments in these estimates.

Accounting Policies

Finance Receivables and Allowance for Finance Receivable Losses - Successor

We classify finance receivables as held for investment based on management’s intent at the time of origination. We determine classification on a loan-by-loan basis. We classify finance receivables as held for investment due to our ability and intent to hold them until their contractual maturities. We carry finance receivables at amortized cost which includes accrued finance charges on interest bearing finance receivables, net unamortized deferred origination costs and unamortized points and fees, unamortized net premiums and discounts on purchased finance receivables, and unamortized finance charges on precomputed receivables.

We include the cash flows from finance receivables held for investment in the consolidated statements of cash flows as investing activities. We may finance certain insurance products offered to our customers as part of finance receivables. In such cases, the insurance premium is included as an operating cash inflow and the financing of the insurance premium, as well as recoveries of loans previously charged off, is included as part of the finance receivable as an investing cash flow in the consolidated statements of cash flows. Amortization of deferred loan origination costs is included in Depreciation and amortization as an operating cash flow in the Consolidated and Combined Statement of Cash Flows.

Finance Receivable Revenue Recognition - Successor

We recognize finance charges as revenue on the accrual basis using the interest method, which we report in interest income. We amortize premiums or accrete discounts on finance receivables as an adjustment to finance charge income using the interest method and contractual cash flows. We defer the costs to originate certain finance receivables and the revenue from nonrefundable points and fees on loans and amortize them as an adjustment to finance charge income using the interest method. Deferral of loan origination costs is recorded in Other operating expenses in the Consolidated and Combined Statements of Income.

We stop accruing finance charges when the fourth contractual payment becomes past due. We reverse finance charge amounts previously accrued upon suspension of accrual of finance charges.

For certain finance receivables that had a carrying value that included a purchase premium or discount, we stop accreting the premium or discount at the time we stop accruing finance charges. We do not reverse accretion of premium or discount that was previously recognized.

We recognize the contractual interest portion of payments received on nonaccrual finance receivables as finance charges at the time of receipt. We resume the accrual of interest on a nonaccrual finance receivable when the past due status on the individual finance receivable improves to the point that the finance receivable no longer meets our policy for nonaccrual. At that time we also resume accretion of any unamortized premium or discount resulting from a previous purchase premium or discount.

We accrete the amount required to adjust the initial fair value of our finance receivables to their contractual amounts over the life of the related finance receivable for non-credit impaired finance receivables and over the life of a pool of finance receivables for credit impaired finance receivables as described in our policy for credit impaired finance receivables.

Credit Impaired Finance Receivables - Successor

As part of the OMH Transaction, we identified a population of finance receivables for which it is determined that it is probable that we will be unable to collect all contractually required payments as of the acquisition date. The population of accounts identified generally consists of those finance receivables that (i) are 60 days or more past due at acquisition, (ii) may have been previously modified, which had been classified as troubled debt restructured ("TDR") finance receivables as of the acquisition date, or (iii) had other indications of impairment as of the acquisition date.

We accrete the excess of the cash flows expected to be collected on the credit impaired finance receivables over the discounted cash flows (the “accretable yield”) into interest income at a level rate of return over the expected lives of the underlying pools of the credit impaired finance receivables. The underlying pools are based on finance receivables with common risk characteristics. We have established policies and procedures to periodically (at least once a quarter) update the amount of cash flows we expect to collect, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of then current market conditions. Probable decreases in expected finance receivable cash flows result in the recognition of impairment, which is recognized through the provision for finance receivable losses. Probable significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses; any remaining increases are recognized prospectively as adjustments to the respective pool’s yield.

Our credit impaired finance receivables remain in our credit impaired pools until liquidation. We do not reclassify modified credit impaired finance receivables as TDR finance receivables.

We have additionally established policies and procedures related to maintaining the integrity of these pools. A finance receivable will not be removed from a pool unless we sell, or otherwise receive assets in satisfaction of a particular finance receivable or a finance receivable is charged-off. If a finance receivable is renewed and additional funds are lent and terms are adjusted to current market conditions, we consider this a new finance receivable and the previous finance receivable is removed from the pool. If the facts and circumstances indicate that a finance receivable should be removed from a pool, that finance receivable will be removed at its carrying amount with the carrying amount being determined using the pro-rata method (the unpaid principal balance (“UPB”) of the particular finance receivable divided by the UPB of the pool multiplied by the carrying amount of the pool). Removal of the finance receivable from a pool does not affect the yield used to recognize accretable yield of the pool. If a finance receivable is removed from the pool because it is charged-off, it is removed at its carrying amount with a charge to the provision for finance receivable losses or non-accretable discount.

Troubled Debt Restructured Finance Receivables - Successor

We make modifications to our personal loans to assist borrowers who are experiencing financial difficulty, are in bankruptcy or are participating in a consumer credit counseling arrangement. When we modify a loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable. We restructure finance receivables only if we believe the customer has the ability to pay under the restructured terms for the foreseeable future. We establish reserves on our TDR finance receivables by discounting the estimated cash flows associated with the respective receivables generally at the loan's effective interest rate prior to the modification to the account and record any difference between the discounted cash flows and the carrying value as an allowance adjustment.

We may modify the terms of existing accounts in certain circumstances, such as certain bankruptcy or other catastrophic situations or for economic or other reasons related to a borrower’s financial difficulties that justify modification. When we modify an account, we primarily use a combination of the following to reduce the borrower’s monthly payment: extend the term, reduce interest rate, capitalize or forgive past due interest and, to a lesser extent, forgive principal. If the account is delinquent at the time of modification, the account is brought current for delinquency reporting. Account modifications that are deemed to be a TDR finance receivable are measured for impairment. Account modifications that are not classified as a TDR finance receivable are measured for impairment in accordance with our policy for allowance for finance receivable losses.

TDR finance receivables follow the revenue recognition policies as outlined in the Finance Receivable Revenue Recognition section above.

Allowance for Finance Receivable Losses - Successor

We establish the allowance for finance receivable losses through the provision for finance receivable losses. Our finance receivables (personal loans) consist of a large number of relatively small, homogeneous accounts. We evaluate our finance receivable types for impairment as pools. None of our accounts are large enough to warrant individual evaluation for impairment.

Management considers numerous internal and external factors in estimating probable incurred losses in our finance receivable portfolio, including the following:

•	prior finance receivable loss and delinquency experience;

•	the composition of our finance receivable portfolio; and

•	current economic conditions, including the levels of unemployment and personal bankruptcies.

We base the allowance for finance receivable losses primarily on historical loss experience using a roll rate-based model applied to our finance receivable portfolios. In our roll rate-based model, our finance receivable types are stratified by delinquency stages (i.e., current, 1-29 days past due, 30-59 days past due, etc.) and projected forward in one-month increments using historical roll rates. In each month of the simulation, losses on our finance receivable types are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. This process is repeated until the number of iterations equals the loss emergence period (the interval of time between the event which causes a borrower to default on a finance receivable and our recording of the charge-off) for our finance receivable types. As delinquency is a primary input into our roll rate-based model, we inherently consider nonaccrual loans in our estimate of the allowance for finance receivable losses.

Management exercises its judgment, based on quantitative analyses, qualitative factors, such as recent delinquency and other credit trends, and experience in the consumer finance industry, when determining the amount of the allowance for finance receivable losses. We adjust the amounts determined by the roll rate-based model for management’s estimate of the effects of model imprecision, any changes to underwriting criteria, portfolio seasoning, and current economic conditions, including levels of unemployment and personal bankruptcies. We charge or credit this adjustment to expense through the provision for finance receivable losses.

We generally charge-off to the allowance for finance receivable losses personal loans that are beyond 180 days past due.

We may renew a delinquent account if the customer meets current underwriting criteria and it does not appear that the cause of past delinquency will affect the customer’s ability to repay the new loan. We subject all renewals, whether the customer’s account is current or delinquent, to the same credit risk underwriting process as we would a new application for credit.

We may offer those customers whose accounts are in good standing the opportunity of a deferment, which extends the term of an account. We may extend this offer to customers when they are experiencing higher than normal personal expenses. However, we may offer a deferment to a delinquent customer who is experiencing a temporary financial problem. The account is considered current upon granting the deferment. To evaluate whether a borrower’s financial difficulties are temporary or other than temporary we review the terms of each deferment to ensure that the borrower has the financial ability to repay the outstanding principal and associated interest in full following the deferment and after the customer is brought current. If, following this analysis, we believe a borrower’s financial difficulties are other than temporary, we will not grant deferment, and the loans may continue to age until they are charged off. We generally limit a customer to two deferments in a rolling twelve month period unless we determine that an exception is warranted and is consistent with our credit risk policies.

Accounts that are granted a deferment are not classified as troubled debt restructurings. We do not consider deferments granted as a troubled debt restructuring because the customer is not experiencing an other than temporary financial difficulty, and we are not granting a concession to the customer or the concession granted is immaterial to the contractual cash flows. We pool accounts that have been granted a deferment together with accounts that have not been granted a deferment for measuring impairment in accordance with the authoritative guidance for the accounting for contingencies.

The allowance for finance receivable losses related to our credit impaired finance receivables is calculated using updated cash flows expected to be collected, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. Probable decreases in expected finance receivable cash flows result in the recognition of impairment. Probable and significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses.

We also establish reserves for TDR finance receivables, which are included in our allowance for finance receivable losses. The allowance for finance receivable losses related to our TDR finance receivables represents loan-specific reserves based on an analysis of the present value of expected future cash flows. We establish our allowance for finance receivable losses related to our TDR finance receivables by calculating the present value (discounted at the loan’s effective interest rate prior to modification) of all expected cash flows less the recorded investment in the aggregated pool. We use certain assumptions to estimate the expected cash flows from our TDR finance receivables. The primary assumptions for our model are prepayment speeds, default rates, and severity rates.

Finance Receivables and Allowance for Finance Receivable Losses - Predecessor

Consumer finance receivables include loans which are reported at their outstanding unpaid principal balances, reduced by any charge-off, and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. In calculating net consumer finance receivables, consumer finance receivables are reduced by unearned revenue and deferred costs, allowance for loan losses and unearned insurance premium and claim reserves on certain collateral protection, credit life, credit involuntary unemployment ("IUI") and credit disability policies related to the loans. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans. All loans are held for investment.

Interest income accrual ceases for personal loans when payments are 90 days contractually past due. If payments are made on a personal loan that reduces the loan’s contractual delinquency status to less than 90 days contractually past due, the accrual of income resumes. Cash receipts on non-accruing loans are recorded either on a cash basis to income or entirely to the outstanding principal balance depending on the terms of the loan. Loans that have been modified to include a concession to a borrower who is in financial difficulty may not be accruing interest at the time of the modification. One or two payments under the new terms must be made to return the loan to accrual status, depending on the delinquency status. All borrowers are required to provide full income documentation and show ability to pay prior to a modification being granted.

Charge-off policies follow the general guidelines below:

•	Personal loans are charged off at the earlier of: (1) 180 days contractually past due if there have been no payments within the last six months; or (2) 360 days contractually past due;

•	Unsecured personal loans in bankruptcy are charged off in the month following 30 days contractual delinquency; and

•
Personal loans secured by autos in bankruptcy are charged off at the earlier of: (1) 180 days contractually past due if there have been no payments within the last six months; or (2) 360 days contractually past due.

The policies below relate to real estate loans, which were transferred to affiliates on January 1, 2014. Refer to Note 15.

•
Loans secured by real estate were written down to the estimated value of the property, less costs to sell, at the earlier of: (1) the receipt of title; (2) the initiation of foreclosure (a process that commenced when payments were 120 days contractually past due); (3) when the loan was 180 days contractually past due if there were no payments within the past six months; or (4) 360 days contractually past due;

•
Loans secured by real estate, for which a decision was made not to foreclose on the loans, were charged off at the earlier of: (1) 180 days contractually past due if there were no payments within the last six months; or (2) 360 days contractually past due; and

•	Loans secured by real estate in Chapter 7 bankruptcy were written down to the estimated value of the property, less costs to sell, in the month following 60 days contractually past due.

Charge-offs are recorded as a reduction to the allowance for loan losses and subsequent recoveries of previously charged off amounts are credited to the allowance for loan losses. Recoveries of loans previously charged off are included within operating cash flows on the Consolidated and Combined Statement of Cash Flows.

Finance Receivable Revenue Recognition - Predecessor

Finance-related interest and other charges are recognized as income using the level-yield method. Fees received and direct costs incurred for the origination and renewal of loans are deferred and amortized over the contractual lives of the receivables as part of interest income. The remaining unamortized balances are reflected in interest income at the time that the receivables are paid in full or renewed, or reflected in credit losses when the receivables are partially or fully charged off. Amortization of deferred loan origination costs is included as part of the finance receivable as an investing cash flow in the Consolidated and Combined Statement of Cash Flows. The Company considers all renewals that are not TDRs to be more than minor modifications. Therefore, the remaining unamortized balances relating to modifications that are not TDRs are reflected in interest income whenever a loan is renewed. Unamortized balances related to TDRs are included in the recorded investment of the TDR and no additional fees are assessed and no additional costs are deferred. Deferral of loan origination costs are included in Salaries and benefits in the Consolidated and Combined Statements of Income.

Allowance for Finance Receivable Losses - Predecessor

An allowance for loan losses on consumer finance receivables is maintained at an amount that represents management’s best estimate of probable losses inherent in its existing receivables portfolios. Losses on consumer finance receivables are recognized when incurred. The Company evaluates the loan portfolios for impairment quarterly. The allowance for nontroubled debt restructured loans is determined in accordance with ASC 450-20, Loss Contingencies, and established via a process that estimates these probable losses based upon various analyses. This process includes migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, along with analyses that reflect current and anticipated economic conditions, including changes in housing prices and unemployment trends.

Provisions for loan losses are direct charges to income in amounts sufficient to maintain the allowance at a level Management determines to be adequate to cover losses inherent in the portfolio. The allowance fluctuates based upon continual review of the loan portfolio and changes in economic conditions. Changes to the allowance for loan losses are classified in Provision for finance receivable losses on the Consolidated and Combined Statements of Income.

Separate valuation allowances are determined for impaired loans whose terms have been modified in a troubled debt restructuring (“TDR”). Long-term modification programs, as well as short-term (less than 12 months) modifications after December 1, 2010 that provide concessions (such as interest rate reductions) to borrowers in financial difficulty, are reported as TDRs. Short-term concessions granted prior to January 1, 2011 are not reported as TDRs.

The allowance for loan losses for TDRs is determined in accordance with ASC 310-10-35 considering all available evidence, including, as appropriate, the present value of the expected future cash flows of the loans discounted at the loans’ original effective interest rates. These expected cash flows incorporate modification program default rate assumptions.

Goodwill and Other Intangible Assets - Successor and Predecessor

At the time we initially recognize goodwill or other intangible assets, a determination is made with regard to each asset as it relates to its useful life. We have determined that each of our intangible assets has a finite useful life with the exception of goodwill, the OneMain trade name, insurance licenses and lending licenses, which we determined to have indefinite lives.

For those net intangible assets with a finite useful life, we review such intangibles for impairment at least annually and whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Impairment is indicated if the sum of undiscounted estimated future cash flows is less than the carrying value of the respective asset. Impairment is permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value. VOBA is the present value of future profits (“PVFP”) of purchased insurance contracts. The PVFP is dynamically amortized over the lifetime of the block of business and is subject to premium deficiency testing in accordance with ASC Topic 944.

For goodwill and indefinite lived intangible assets, we first complete a qualitative assessment to determine whether it is necessary to perform a quantitative impairment test annually. If the qualitative assessment indicates that the assets are more likely than not to have been impaired, we proceed with the fair value calculation of the assets. The fair value is determined in accordance with our fair value measurement policy. If the fair value is less than the carrying value, an impairment loss will be recognized in an amount equal to the difference and the indefinite life classification will be evaluated to determine whether such classification remains appropriate.

Fixed Assets - Predecessor

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of three to 10 years for equipment. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the useful life of five to 20 years or the term of the related lease.

Computer software and development costs incurred in connection with developing or obtaining computer software for internal use are capitalized and amortized over a useful life of two to 10 years.

Premises and equipment are tested for impairment annually and when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Impairment is recognized if the carrying amount is not recoverable and exceeds the fair value of the asset.

Insurance Premiums - Successor and Predecessor

We recognize revenue for short-duration contracts over the related contract period. Short-duration contracts primarily include credit life, credit disability, credit involuntary unemployment insurance, and collateral protection policies. Credit insurance premiums that are billed monthly are recognized as revenue when billed. We defer single premium credit insurance premiums in unearned premium reserves. We recognize unearned premiums on credit life, credit disability, credit involuntary unemployment insurance and collateral protection insurance as revenue using the sum-of-the-digits, pro-rata or other appropriate methods over the terms of the policies. Premiums from reinsurance assumed are earned over the related contract period.

We recognize revenue on long-duration contracts when due from policyholders. Long-duration contracts include term life, accidental death, and hospital indemnity policies. The effects of changes in such estimated future policy benefit reserves are classified in Insurance policy benefits and claims in the Consolidated and Combined Statements of Income. Benefits and expenses are associated with premiums by means of the provision for future policy benefits, unearned premiums and the deferral and amortization of policy acquisition costs. Premiums from reinsurance assumed are earned over the related contract period.

Unearned premium, policy and claim reserves related to non-Company customers are classified as liabilities in Insurance claims and policyholder liabilities on the Consolidated Statements of Financial Position.

We recognize commissions on ancillary products, net of estimated refunds based on historical cancellation rates, when earned, which are classified in Other revenues on the Consolidated and Combined Statements of Income.

We may finance certain insurance products offered to our customers as part of finance receivables. In such cases, unearned premiums and certain unpaid claim liabilities related to our borrowers are netted and classified as contra-assets in net finance receivables in the Consolidated Statements of Financial Position.

Policy and Claim Reserves - Successor and Predecessor

The liabilities for future policy benefits for long-duration policies are calculated in accordance with principles set forth in ASC 944. Mortality, morbidity, lapse and yield assumptions are set at the time of issue for each issue year of business and are not changed in future valuation periods. Policy reserves for credit life, credit disability, credit-related property and casualty, and credit involuntary unemployment insurance equal related unearned premiums. Reserves for losses and loss adjustment expenses are based on claims experience, actual claims reported, and estimates of claims incurred but not reported. Assumptions utilized in determining appropriate reserves are based on historical experience, adjusted to provide for possible adverse deviation. These estimates are periodically reviewed and compared with actual experience and industry standards, and revised if it is determined that future experience will differ substantially from that previously assumed. Since reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are classified in Insurance policy benefits and claims in the Consolidated and Combined Statements of Income in the period in which the estimates are changed.

We accrue liabilities for future life insurance policy benefits associated with non-credit life contracts and base the amounts on assumptions as to investment yields, mortality, and surrenders. Ceded insurance reserves are included in other assets and include estimates of the amounts expected to be recovered from reinsurers on insurance claims and policyholder liabilities.

As a result of the OMH Transaction and the application of pushdown accounting, we adjusted the carrying value of our policy and claim reserves based on our estimate of losses and benefits as of November 1, 2015. The accounting policy for policy and claim reserves did not change as a result of the OMH Transaction

Acquisition Costs - Successor and Predecessor

We defer insurance policy acquisition costs (primarily commissions, and premium taxes). We include deferred policy acquisition costs in other assets and amortize these costs at a policy level over the terms of the related policies, whether directly written or reinsured. Deferred acquisition costs ("DAC") are subject to premium deficiency testing in accordance with ASC 944.

As a result of the OMH Transaction and the application of pushdown accounting, we adjusted the carrying value of our insurance acquisition costs to zero as of the acquisition date. The accounting policy for our acquisition costs did not change as a result of the OMH Transaction.

Investment Securities - Successor and Predecessor

Investments include fixed-income and equity securities. Fixed-income instruments primarily include mortgage-backed securities, corporate bonds, notes and redeemable preferred stocks. Equity securities include common and nonredeemable preferred stocks. All securities are classified as available-for-sale (“AFS”) by the Predecessor Company and as either AFS or other by the Successor Company.

As a result of the OMH Transaction, no adjustment was required to the carrying value of investments as the Company's investment securities are carried at fair value. However, the Company adjusted the cost basis of its investment securities to their carrying value (which is their fair value) on November 1, 2015. The accounting policy for the valuation of the Company's investment securities did not change as a result of the OMH Transaction.

AFS securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and reported as a component of Accumulated other comprehensive income (loss) ("AOCI") on the Consolidated Statements of Financial Position until realized. Realized gains and losses from the sale of AFS securities are determined on a specific identification basis and are recorded in earnings. Under the fair value option, the Successor Company may elect to measure at fair value, financial assets that are not otherwise required to be carried at fair value. The Successor Company elects the fair value option for available-for-sale securities that are deemed to incorporate an embedded derivative. Any changes in fair value are recognized in investment revenues.

Premiums and discounts on debt securities are amortized or accreted over the life of the related AFS security as an adjustment to yield using the effective interest method. Such amortization and accretion are classified in Investment revenue on the Consolidated and Combined Statements of Income. Dividend and interest income are recognized when earned and included in Investment revenue on the Consolidated and Combined Statements of Income. For investments in fixed-income securities, accrual of interest income is suspended for investments when collection of interest becomes uncertain.

The Consolidated and Combined Statements of Income reflect the full impairment (that is, the difference between the security’s amortized cost basis and fair value) on debt securities that the Company intends to sell or would more-likely-than-not be required to sell before the expected recovery of the amortized cost basis. For AFS debt securities in a loss position that management has no intent to sell and believes that it is not likely to be required to sell prior to recovery, only the credit loss component of the impairment is recognized in investment revenues, while the rest of the fair value loss is classified in Accumulated other comprehensive income (loss) on the Consolidated Statements of Financial Position. The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected using cash flow projections and base assumptions. For equity securities deemed to be impaired, the entire fair value loss is recognized in earnings.

A decline in the market value of any AFS security below cost, that is deemed to be other-than-temporary, is recorded in investment revenues immediately. To determine whether impairment is other-than-temporary, the Company assesses each security for indications of credit impairment.

Management reviews the investment portfolio on a periodic basis to determine the cause of declines in the fair value of each security in an unrealized loss position. Evaluations of the causes of the unrealized losses are performed to determine whether the impairment is temporary or other-than-temporary in nature. Any credit-related impairment related to debt securities that the Company does not plan to sell and is not likely to be required to sell is recognized in the Consolidated and Combined Statements of Income, with the non-credit-related impairment recognized in Accumulated other comprehensive income (loss) on the Consolidated Statements of Financial Position. For other debt securities with OTTI, the entire impairment is recognized in the Consolidated and Combined Statements of Income. Equity securities deemed other-than- temporarily impaired are written down to fair value, with the full difference between fair value and cost recognized in earnings.

Each investment security has been assessed for indications of credit impairment. Considerations such as recoverability of invested amount over a reasonable period of time, along with the factors considered in evaluating whether a loss is temporary, include:

•	The length of time and the extent to which fair value has been below cost;

•	The severity of the impairment;

•	The cause of the impairment and the financial condition and near-term prospects of the issuer, including credit ratings and support from subordination for asset-backed securities;

•	Activity in the market of the issuer which may indicate adverse credit conditions; and

•	The Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

For fixed-maturity securities, including investment-grade perpetual preferred stocks, these considerations include management’s estimate of the probability of collecting amounts sufficient to recover the amortized cost basis of the security. For equity securities, these considerations reflect management’s ability and intent to hold the investment for a period of time sufficient to recover the cost basis of the security or whether it is more-likely-than-not that the Company will be required to sell the security prior to recovery of its cost basis.

Review for impairment generally includes:

•	Identification and evaluation of investments that have indication of possible impairment;

•
    Analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;

•	Discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having OTTI and those that would not support OTTI; and

•	Documentation of the results of these analyses, as required under business policies.

Variable Interest Entities - Successor and Predecessor

An entity is a VIE if the entity does not have sufficient equity at risk for the entity to finance its activities without additional financial support or has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated into the financial statements of its primary beneficiary. When we have a variable interest in a VIE, we qualitatively assess whether we have a controlling financial interest in the entity and, if so, whether we are the primary beneficiary. In applying the qualitative assessment to identify the primary beneficiary of a VIE, we are determined to have a controlling financial interest if we have (i) the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. We consider the VIE’s purpose and design, including the risks that the entity was designed to create and pass through to its variable interest holders. We continually reassess the VIE’s primary beneficiary and whether we have acquired or divested the power to direct the activities of the VIE through changes in governing documents or other circumstances.

Cash and Cash Equivalents - Successor and Predecessor

We consider unrestricted cash on hand and short-term investments having original maturity dates within three months of their date of acquisition to be cash and cash equivalents. These short-term investments are carried at cost plus accrued interest, which approximates fair value.

Restricted Cash and Cash Equivalents - Successor and Predecessor

We include funds required to be used for future debt payments relating to our securitization transactions in restricted cash and cash equivalents.

Long-term Debt - Successor and Predecessor

We generally report our long-term debt issuances at the face value of the debt instrument, which we adjust for any unaccreted discount, unamortized premium, or unamortized debt issuance costs associated with the debt. Other than securitized products, we generally accrete discounts, premiums, and debt issuance costs over the contractual life of the security using contractual payment terms. With respect to securitized products, we have elected to amortize deferred costs over the expected life of the security. Accretion of discounts and premiums are recorded to interest expense.

Securitization - Successor and Predecessor

The Company securitizes personal loans from time to time. There are two key accounting determinations that must be made relating to securitizations; first, whether the securitization entity would be consolidated; and second, whether the transfer of financial assets to the entity is considered a sale under GAAP. If the securitization entity is a VIE, and the Company is determined to be the primary beneficiary, the VIE is consolidated. Refer to Note 12 for more information regarding VIEs.

Interests in the securitized and sold assets may be retained in the form of subordinated tranches, spread accounts and servicing rights. In the case of consolidated securitization entities, these retained interests are not reported on the Consolidated Statement of Financial Position. There were no such retained interests as of December 31, 2015. The securitized loans remain on the Consolidated Statements of Financial Position and the Company consolidates its securitization entities.

Income Taxes - Successor

We recognize income taxes using the asset and liability method. We establish deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, using the tax rates expected to be in effect when the temporary differences reverse.

We are included in the consolidated U.S. federal and state income tax returns of OMH, our ultimate parent company, where applicable. The tax provision and current and deferred tax balances have been presented on a separate return methodology as if we were a separate filer, with modification. ASC 740, Income Taxes, requires the method of accounting to be systematic, rational, and consistent within the broad principles of ASC 740. We have modified our method of accounting such that our net operating losses and capital losses, if applicable, are considered realized when those net operating losses and/or capital losses are utilized by our parent company or other members of the consolidated group.

Realization of our gross deferred tax asset depends on our ability to generate sufficient taxable income of the appropriate character within the carryforward periods of the jurisdictions in which the net operating and capital losses, deductible temporary differences and credits were generated. When we assess our ability to realize deferred tax assets, we consider all available evidence, including:

•	the nature, frequency, and severity of current and cumulative financial reporting losses;

•	the timing of the reversal of our gross taxable temporary differences in an amount sufficient to provide benefit for our gross deductible temporary differences;

•	the carryforward periods for the net operating and capital loss carryforwards;

•	the sources and timing of future taxable income; and

•	tax planning strategies that would be implemented, if necessary, to accelerate taxable amounts.

We provide a valuation allowance for deferred tax assets if it is more-likely-than-not that we will not realize the deferred tax asset in whole or in part. We include an increase or decrease in a valuation allowance resulting from a change in the realizability of the related deferred tax asset.

We recognize income tax benefits associated with uncertain tax positions, when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority.

As a result of the OMH Transaction, the Company applied push-down accounting and adjusted the value of its income tax accounts and recognized additional deferred tax amounts resulting from differences between the financial reporting basis and tax basis of assets and liabilities resulting from the application of push-down accounting.

Income Taxes - Predecessor

The Company is included in the consolidated U.S. federal and state income tax returns of Citigroup, where applicable, but also files certain separate state and foreign income tax returns. The tax provision and current and deferred tax balances have been presented on a separate company basis as if the Company were a separate filer. The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the Consolidated and Combined Financial Statements using the provisions of the enacted tax laws. Deferred taxes are recorded for the future consequences of events that have been recognized in the Consolidated and Combined Financial Statements or tax returns. The Company is subject to the income tax laws of the United States and Canada, and the state and local jurisdictions in which it operates. These tax laws are complex and are subject to differing interpretations by the taxpayer and the relevant governmental taxing authorities. Disputes over interpretations of the tax laws may be subject to review and adjudication by the court systems of the various tax jurisdictions or may be settled with the taxing authority upon audit.

In establishing a provision for income tax expense, the Company must make judgments and interpretations about the application of these inherently complex tax laws. The Company must also make estimates about when, in the future, certain items will affect taxable income in the various tax jurisdictions, both domestic and foreign. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws and rates that will be in effect when the differences are expected to reverse. Deferred income tax expense or benefit represents the expected increase or decrease to future tax payments as these temporary differences reverse over time. Deferred tax assets are recognized subject to management’s judgment that realization is more-likely-than-not.

ASC 740, Income Taxes, sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. This interpretation uses a two-step approach wherein a tax benefit is recognized if a position is more-likely-than-not to be sustained. The amount of the benefit is then measured to be the highest tax benefit that is greater than 50% likely to be realized. ASC 740 also sets out disclosure requirements to enhance transparency of an entity’s tax reserves.

Refer to Note 16 to the Consolidated and Combined Financial Statements for a further discussion of the Company’s tax provision and related income tax assets and liabilities.

Benefit Plans - Successor and Predecessor

Many of our employees are participants in our 401(k) plan. Our contributions to the plan are charged to salaries and benefits within operating expenses. See Note 18 for further discussion of benefit plans.

Share-based Compensation Plans - Successor and Predecessor

The successor company measures compensation cost for service-based and performance-based awards at estimated fair value and recognize compensation expense over the requisite service period for awards expected to vest. The estimation of awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from current estimates, such amounts will be recorded as a cumulative adjustment to salaries and benefits in the period estimates are revised. For service-based awards subject to graded vesting, expense is recognized under the straight-line method. Expense for performance-based awards with graded vesting is recognized under the accelerated method, whereby each vesting is treated as a separate award with expense for each vesting recognized ratably over the requisite service period. See Note 19 for further discussion of share-based compensation plans for both the successor and predecessor.

Advertising - Successor and Predecessor

Advertising costs are expensed as incurred except for certain insurance direct mail and related expenses attributed to successful written premiums. These costs are capitalized in DAC, classified in Other assets on the Consolidated and Combined Statements of Financial Position and subject to premium deficiency testing in accordance with ASC 944.

Fair Value Measurements - Successor and Predecessor

Management is responsible for the determination of the fair value of our financial assets and financial liabilities and the supporting methodologies and assumptions. We employ widely accepted internal valuation models or utilize third-party valuation service providers to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments or pools of finance receivables. When our valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, we determine fair value either by requesting brokers who are knowledgeable about these securities to provide a quote, which is generally non-binding, or by employing widely accepted internal valuation models.

Our valuation process typically requires obtaining data about market transactions and other key valuation model inputs from internal or external sources and, through the use of widely accepted valuation models, provides a single fair value measurement for individual securities or pools of finance receivables. The inputs used in this process include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, bid-ask spreads, currency rates, and other market-observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and other issue or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased. We assess the reasonableness of individual security values received from our valuation service providers through various analytical techniques. As part of our internal price reviews, assets that fall outside a price change tolerance are sent to our third-party investment manager for further review. In addition, we may validate the reasonableness of fair values by comparing information obtained from our valuation service providers to other third-party valuation sources for selected securities.

We measure and classify assets and liabilities in the consolidated balance sheets in a hierarchy for disclosure purposes consisting of three “Levels” based on the observability of inputs available in the market place used to measure the fair values. In general, we determine the fair value measurements classified as Level 1 based on inputs utilizing quoted prices in active markets for identical assets or liabilities that we have the ability to access. We generally obtain market price data from exchange or dealer markets. We do not adjust the quoted price for such instruments.

We determine the fair value measurements classified as Level 2 based on inputs utilizing other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

In certain cases, the inputs we use to measure the fair value of an asset may fall into different levels of the fair value hierarchy. In such cases, we determine the level in the fair value hierarchy within which the fair value measurement in its entirety falls based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

We recognize transfers into and out of each level of the fair value hierarchy as of the end of the reporting period.

Our fair value processes include controls that are designed to ensure that fair values are appropriate. Such controls include model validation, review of key model inputs, analysis of period-over-period fluctuations, and reviews by senior management.

Foreign Currency Translation - Successor and Predecessor

Assets and liabilities of foreign operations are translated from their functional currencies into U.S. dollars for reporting purposes using the period end spot foreign exchange rate. Revenues and expenses of foreign operations are translated monthly from their respective functional currencies into U.S. dollars at amounts that approximate weighted average exchange rates. The effects of those translation adjustments are classified in Accumulated other comprehensive income (loss) on the Consolidated Statements of Financial Position.

Prior Period Revisions of Predecessor

An immaterial error was identified in the prior periods' financial statements and notes and requires reclassification of the amount to conform to the current period presentation. The immaterial error consisted of the reclassification of $88 million of ceded insurance policy and claim reserves from Insurance policy and claim reserves to be presented on a gross basis within Other assets on the Consolidated Statements of Financial Position at December 31, 2014.

Certain prior period amounts have been reclassified between various financial statement line items to conform to OMH's financial statement presentation. These reclassifications do not impact historical net income. The historical financial statements do not reflect the impact of pushdown accounting, which the Company applied prospectively to its financial statements as of November 1, 2015. These reclassifications are composed primarily of the following items.

Statement of Financial Position:

•	Reclassification of unearned revenue and deferred costs to net finance receivables

•	Separate financial statement line presentation of cash and cash equivalents and restricted cash

•	Reclassification of premises and equipment to other assets

Statement of Income:

•	Reclassification of realized gain on sales and impairments of investments to investment revenue

•	Reclassification of various operating expenses to other operating expense

Statement of Cash Flows:

•	Reclassification of net realized gain on sales of investments and impairments of investments to Other, net

•	Reclassification of net changes in other assets and liabilities to various operating cash flows

•	Reclassification of originations of consumer finance receivables and repayments of consumer finance receivables to Net principal collections (originations) of finance receivables.

•	Reclassification of proceeds from sales of investments and proceeds from maturities of investments to AFS and other securities called, sold, and matured

•	Reclassification of repayments on revolving line of credit - related party and repayments on revolving line of credit - third party to Repayments of revolving line of credit

•	Reclassification of draws on revolving line of credit - related party and draws on revolving line of credit - third party to Draws on revolving line of credit

The following tables summarize the historical and revised financial statement amounts for the Predecessor Company:

Statement of Financial Position

	At December 31, 2014
	As Reclassified	Historical
(dollars in millions)
Assets:
Cash and cash equivalents	$172	$319
Net finance receivables	8,436	9,946
Unearned revenue and deferred costs	—	(1,510)
Restricted cash	147	—
Premises and equipment, net	—	94
Other assets	327	232

Statement of Income

	Ten Months Ended October 31, 2015		Year Ended December 31, 2014		Year Ended December 31, 2013
	As Reclassified	Historical	As Reclassified	Historical	As Reclassified	Historical
(dollars in millions)
Revenues:
Investment revenue	$50	$47	$65	$62	$71	$66
Realized gain on sales and impairments of investments, net	—	3	—	3	—	5
Expenses:
Technology and communications	—	76	—	85	—	83
Occupancy	—	62	—	72	—	75
Advertising and marketing	—	78	—	74	—	66
Other operating	380	164	426	195	449	225

Statement of Cash Flows

	Ten Months Ended October 31, 2015		Year Ended December 31, 2014		Year Ended December 31, 2013
	As Reclassified	Historical	As Reclassified	Historical	As Reclassified	Historical
(dollars in millions)
Net realized gain on sales of investments	$—	$(6)	$—	$(4)	$—	$(6)
Impairments of investments	—	3	—	1	—	1
Other, net	(3)	—	(3)	—	(5)	—

Net changes in other assets and liabilities	—	47	—	42	—	(104)
Other assets and other liabilities	58	—	102	—	62	—
Insurance claims and policyholder liabilities	(11)	—	(26)	—	(6)	—
Taxes receivable and payable	—	—	(33)	—	(182)	—
Accrued interest and finance charges	—	—	(1)	—	22	—

Originations of consumer finance receivables	—	(2,764)	—	(3,285)	—	(3,175)
Repayments of consumer finance receivables	—	2,124	—	2,482	—	2,444
Net principal collections (originations) of finance receivables	(640)	—	(803)	—	(731)	—

Proceeds from sales of investments	—	93	—	86	—	72
Proceeds from maturities of investments	—	210	—	184	—	224
AFS and other securities called, sold, and matured	303	—	270	—	296	—

Repayments on revolving line of credit - related party	—	(56)	—	—	—	—
Repayments on revolving line of credit - third party	—	(224)	—	—	—	—
Repayments of revolving line of credit	(280)	—	—	—	—	—

Draws on revolving line of credit - related party	—	340	—	—	—	—
Draws on revolving line of credit - third party	—	1,360	—	—	—	—
Draws of revolving line of credit	1,700	—	—	—	—	—

(4) Recent Accounting Pronouncements

ACCOUNTING PRONOUNCEMENTS RECENTLY ADOPTED

Debt Issuance Costs

In April 2015, the FASB issued Accounting Standards Update ("ASU") No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs, to conform the presentation of debt issuance costs to that of debt discounts and premiums. Thus, the ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. The Company elected to early adopt this new ASU as of September 30, 2015 and reclassified $36 million of debt issuance costs as of December 31, 2014 from Other assets to Long-term debt on the Consolidated Statements of Financial Position. The Company will continue to report fees paid to access its warehouse facility in Other assets on the Consolidated Statements of Financial Position. The adoption of this ASU did not have a material effect on the Company's Consolidated Financial Statements.

Pushdown Accounting

In November 2014, the FASB issued ASU No. 2014-17, Business Combinations (Topic 805): Pushdown Accounting.

The amendments in the ASU provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. The amendments in this ASU are effective November 18, 2014.

In May 2015, the FASB issued ASU No. 2015-08, Business Combinations (Topic 805): Pushdown Accounting - Amendments to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 115, to remove Securities and Exchange Commission (the “SEC”) staff guidance on pushdown accounting from the ASC. The SEC staff had previously rescinded its guidance with the issuance of Staff Accounting Bulletin No. 115 when the FASB issued its own pushdown accounting guidance in November 2014. The ASU is effective immediately. The Company applied pushdown accounting as a result of the OMH Transaction discussed in Note 1. The impact on the Company’s Consolidated Financial Statements is discussed in Note 2.

Business Combination Adjustments

In September of 2015, the FASB issued ASU No. 2015-16, Business Combinations, to eliminate the requirement to restate prior period financial statements for measurement period adjustments. This update requires the cumulative impact of a measurement period adjustment, including the impact on prior periods, to be recognized in the reporting period in which the adjustment is identified. The ASU is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. The Company elected to early adopt this ASU as of December 31, 2015. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.

ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

Short-Duration Insurance Contracts Disclosures

In May of 2015, the FASB issued ASU No. 2015-09, Financial Services-Insurance (Topic 944): Disclosures about Short-Duration Contracts, to address enhanced disclosure requirements for insurers relating to short-duration insurance contract claims and unpaid claims liability roll-forward for long and short-duration contracts. The disclosures are intended to provide users of financial statements with more transparent information about an insurance entity’s initial claim estimates and subsequent adjustments to those estimates, the methodologies and judgments used to estimate claims, and the timing, frequency, and severity of claims. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. The Company is currently evaluating the potential impact of the adoption the ASU on its consolidated financial statements.

Consolidation

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which is intended to improve certain areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies, and securitization structures. The ASU will reduce the number of consolidation models. The ASU will be effective on January 1, 2016. Early adoption is permitted, including adoption in an interim period. The Company is evaluating the effect of ASU No. 2015-02 on its financial statements upon its adoption on January 1, 2016 and does not expect to elect early adoption.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which provides a consistent revenue accounting model across industries. In August of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers - Deferral of the Effective Date, to defer the effective date of the new revenue recognition standard by one year, which would result in the ASU becoming effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Many of the Company's revenue sources are not within the scope of this new standard, and the Company is evaluating whether the adoption of this ASU for those revenue sources that are in scope will have a material effect on its consolidated financial statements.

Technical Corrections and Improvements

In June of 2015, the FASB issued ASU No. 2015-10, Technical Corrections and Improvements, to correct differences between original guidance and the Codification, clarify the guidance, correct references and make minor improvements affecting a variety of topics. While most of the amendments are not expected to have a significant effect on practice, some of them could change practice for some entities. The amendments to transition guidance are effective for fiscal years beginning after December 15, 2015; all other changes are effective upon issuance of this ASU. The Company is currently evaluating the potential impact of the adoption of this ASU on its consolidated financial statements.

Balance Sheet Classification of Deferred Taxes

In November of 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which simplifies the presentation and requires all deferred tax assets (“DTAs”) and liabilities (“DTLs”), along with related valuation allowances, to be classified as noncurrent. In essence, each jurisdiction will have only one net noncurrent DTA/DTL. The ASU is effective for public business entities for annual periods, and interim periods within those annual periods, beginning December 15, 2016. Early adoption is permitted and may be applied either prospectively or retrospectively. The Company evaluated the potential impact of the adoption of this ASU and concluded that it will not have a material effect on its consolidated financial statements.

The Company does not believe that any other accounting pronouncement issued during 2015, but not yet effective, would have a material impact on the Company's consolidated financial statements or disclosures, if adopted.

(5) Finance Receivables

SUCCESSOR

Our finance receivables, which are all personal loans, are secured by consumer goods, automobiles, or other personal property or are unsecured, typically non-revolving with a fixed-rate and a fixed, original term of three to six years. At December 31, 2015, $376 million, or 4%, of loans were secured by collateral consisting of titled personal property (such as automobiles) and $8.5 billion, or 96%, were secured by consumer household goods or other items of personal property or were unsecured.

Components of net finance receivables were as follows:

(dollars in millions)	Personal Loans
December 31, 2015
Gross receivables(1)	$10,208
Unearned finance charges and points and fees	(1,427)
Accrued finance charges	86
Deferred origination costs	10
Total	$8,877
__________

(1)	Gross receivables are defined as follows:
• Finance receivables acquired in the OMH Transaction— gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; additionally, the remaining unamortized premium or discount established at the time of the OMH Transaction, is included in both interest bearing and precompute accounts to reflect the acquisition accounting adjustments in the finance receivable balance; and
• Finance receivables originated subsequent to the OMH Transaction— gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; and
• Credit impaired finance receivables — gross finance receivables equal the remaining estimated cash flows less the current balance of accretable yield on the credit impaired accounts.

Included in the table above are finance receivables associated with securitizations that remain on the Consolidated Statements of Financial Position. At December 31, 2015, the carrying values of these finance receivables totaled $7.8 billion.

Geographic Concentration

Geographic diversification of net finance receivables reduces the concentration of credit risk associated with economic stress in any one region. However, the unemployment and housing market stresses in the United States have been national in scope and not limited to a particular region. The largest concentrations of net finance receivables were as follows:

(dollars in millions)	Amount	Percent
December 31, 2015
Texas	$908	10%
North Carolina	776	9
Pennsylvania	585	7
California	508	6
Ohio	407	5
Virginia	378	4
Georgia	335	4
Others	4,980	55
Total	$8,877	100%

Credit Quality Indicators

We consider the delinquency status and nonperforming status of the finance receivable as its credit quality indicators. We did not have finance receivables that were more than 90 days past due and still accruing finance charges.

Delinquent Finance Receivables

We consider the delinquency status of the finance receivable as its primary credit quality indicator. We monitor delinquency trends to manage our exposure to credit risk. We consider finance receivables 60 days or more past due as delinquent and consider the likelihood of collection to decrease at such time.

The following is a summary of net finance receivables by days delinquent:

(dollars in millions)	Personal Loans
December 31, 2015
Net finance receivables:
60-89 days past due	$74
90-119 days past due	51
120-149 days past due	19
150-179 days past due	19
180 days or more past due	—
Total delinquent finance receivables	163
Current	8,616
30-59 days past due	98
Total	$8,877

Nonperforming Finance Receivables

We also monitor finance receivable performance trends to evaluate the potential risk of future credit losses. At 90 days or more past due, we consider our finance receivables to be nonperforming. Once the finance receivables are considered as nonperforming, we consider them to be at increased risk for credit loss.

Our performing and nonperforming net finance receivables were as follows:

(dollars in millions)	Personal Loans
December 31, 2015
Performing	$8,788
Nonperforming	89
Total	$8,877

Credit Impaired Finance Receivables

Upon closing of the OMH Transaction, we determined finance receivables with a fair value of $734 million on November 1, 2015 and with contractually required principal and interest of $1.8 billion and expected undiscounted cash flows of $899 million were credit impaired.

We report the carrying amount (which initially was the fair value) of our credit impaired finance receivables in Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses in the Consolidated Statements of Financial Position as discussed below.

Information regarding our credit impaired finance receivables were as follows:

(dollars in millions)	Personal Loans
December 31, 2015
Carrying amount, net of allowance	$624
Outstanding balance	911
Allowance for credit impaired finance receivable losses	—

The following table presents changes in accretable yield for credit impaired finance receivables:

(dollars in millions)	Personal Loans
December 31, 2015
Balance at beginning of period	$166
Accretion	(14)
Reclassifications from nonaccretable difference(1)	—
Disposals of finance receivables(2)	(9)
Balance at end of period	$143
__________
(1) Reclassifications from nonaccretable difference represents the increases in accretion resulting from higher estimated undiscounted cash flows.
(2) Disposals of finance receivables represent finance charges forfeited due to credit impaired finance receivables charged-off during the period.

Troubled Debt Restructured Finance Receivables

Information regarding TDR finance receivables for which the loan modification was granted subsequent to the OMH Transaction were as follows:

(dollars in millions)	Personal Loans
December 31, 2015
TDR gross finance receivables(1)	$14
TDR net finance receivables(2)	15
Allowance for TDR finance receivable losses	8
__________
(1) As defined earlier in this Note.
(2) TDR gross finance receivables plus related purchase premium and accrued finance charges.

We do not have commitments to lend additional funds on our TDR finance receivables.

TDR average net receivables and finance charges recognized on TDR finance receivables were as follows:

(dollars in millions)	Personal Loans
Two Months Ended December 31, 2015
TDR average net receivables	$6
TDR finance charges recognized	—

Information regarding the new volume of the TDR finance receivables were as follows:

(dollars in millions)	Personal Loans
Two Months Ended December 31, 2015
Pre-modification TDR net finance receivables	$15
Post-modification TDR net finance receivables:
Rate reduction	15
Other(1)	—
Total post-modification TDR net finance receivables	$15
Number of TDR accounts	1,850
__________
(1) “Other” modifications include extension of term and forgiveness of principal or interest.

There have been no net finance receivables that were modified as TDR finance receivables during the two months ended December 31, 2015 for which there was a default during the period to cause the TDR finance receivables to be considered nonperforming (90 days or more past due).

PREDECESSOR

The following table summarizes net consumer finance receivables:

December 31, 2014
(In millions of dollars)
Total loans(1)	$8,347
Unearned premium and claim reserves	(415)
Accrued interest receivable	89
Consumer finance receivables(1)	8,021
Allowance for loan losses	(695)
Net consumer finance receivables	$7,326
__________

(1)	Presented net of unearned revenue and deferred costs of $1.5 billion at December 31, 2014.

Geographic diversification of consumer finance receivables reduces the concentration of credit risk associated with economic stress in any one state. Our entire personal loan portfolio is serviced within the United States. At December 31, 2014, no state or customer comprised a significant portion of our total consumer finance receivables balance.

Refer to Note 20 for further discussion on the fair value of consumer finance receivables. Refer to Note 10 for discussion on the transfer of real estate loans.

Credit Quality Indicators

Credit quality indicators that are actively monitored include delinquency status and Fair Isaac Corporation (“FICO”) credit scores.

Delinquency Status

Delinquency status is carefully monitored and considered a key indicator of credit quality. We consider a loan delinquent if a monthly payment has not been received by the close of business on the loan’s next due date. All loans are classified as non-accrual when loan payments are 90 days contractually past due.

The following table summarizes consumer finance receivables delinquencies and non-accrual loans:

December 31, 2014
(In millions of dollars)
Current(1)	$7,946
30 - 89 days past due	160
90 days or more past due (non-accrual)	241
Total loans	$8,347
__________

(1)	Loans less than 30 days past due are presented as current.

Credit Scores

Independent credit agencies rate an individual’s risk for assuming debt based on the individual’s credit history and assign every consumer a FICO credit score. These scores are continually updated by the agencies based upon an individual’s credit actions (e.g., taking out a loan, missed or late payments, etc.). FICO scores are updated monthly for substantially the entire portfolio or, otherwise, on a quarterly basis.

The following table summarizes details on FICO scores:

December 31, 2014
(In millions of dollars)
Less than 620	$3,653
Equal to or greater than 620 but less than 660	2,244
Equal to or greater than 660	2,450
Total loans	$8,347

Impaired Loans

Impaired loans are those for which we believe it is not probable that it will collect all amounts due according to the original contractual terms of the loan. Impaired loans include loans whose terms have been modified due to the borrower’s financial difficulties and for which we have granted a concession to the borrower. These modifications may include interest rate reductions and/or principal forgiveness. Impaired loans exclude loans that have not been modified and are carried on a non-accrual basis. In addition, impaired loans exclude substantially all loans modified pursuant to our short-term modification programs (i.e., for periods of 12 months or less) that were modified after December 31, 2008 and prior to January 1, 2011. Outstanding loans included in these short-term programs amounted to $14 million at December 31, 2014.

 The following tables summarize impaired loans:

	At and for the ten months ended October 31, 2015
	Recorded investment(1)	Unpaid principal balance	Related specific allowance(2)	Average carrying value(3)	Interest income recognized
(In millions of dollars)
Personal loans(4)	$513	$512	$223	$499	$71
Home equity loans	—	—	—	—	—
Residential first mortgages	—	—	—	—	—
Total impaired net finance receivables	$513	$512	$223	$499	$71

	At and for the year ended December 31, 2014
	Recorded investment(1)	Unpaid principal balance	Related specific allowance(2)	Average carrying value(3)	Interest income recognized
(In millions of dollars)
Personal loans(4)	$496	$495	$213	$489	$89
Home equity loans	—	—	—	—	—
Residential first mortgages	—	—	—	—	—
Total impaired net finance receivables	$496	$495	$213	$489	$89

	At and for the year ended December 31, 2013
	Recorded investment(1)	Unpaid principal balance	Related specific allowance(2)	Average carrying value(3)	Interest income recognized
(In millions of dollars)
Personal loans	$476	$476	$212	$496	$91
Home equity loans	56	56	18	58	6
Residential first mortgages	7	7	5	5	—
Total impaired net finance receivables	$539	$539	$235	$559	$97
__________

(1)	Recorded investment in net finance receivables includes net deferred loan fees and costs, unamortized premium or discount and direct write-downs.

(2)	Classified in Allowance for finance receivable losses on the Consolidated Statements of Financial Position.

(3)
Average carrying value represents the average recorded investment ending balance for the last three quarters and one month ended October 31, 2015, and the last four quarters ended December 31, 2014 and 2013, and does not include related specific allowance.

(4)
Beginning in October 2013, impaired personal loans, which are TDRs, that have subsequently renewed into a new loan at current market terms, and for which the borrower is no longer experiencing financial difficulty, are no longer considered an impaired loan or a TDR at time of renewal. Management determined that it is impracticable to determine the effect of applying this change retrospectively to impaired loans and the related allowance for loan losses presented prior to October 2013.

Troubled Debt Restructurings

We may make modifications to our loans for various reasons. Such modifications may result in long-term or short-term rate reductions and payment deferrals. When a modification is made to a loan for a borrower experiencing financial difficulty and the terms are considered below market terms for that borrower, we report such modified loans as TDRs.

The following tables summarize TDR activity and default information:

	Ten months ended October 31, 2015
	Number of loans modified	Post-modification recorded investment (in millions of dollars)	Average interest rate reduction
Personal loans	38,107	$285	6.31%
Home equity loans	—	—	—%
Residential first mortgages	—	—	—%
Total	38,107	$285

	Year ended December 31, 2014
	Number of loans modified	Post-modification recorded investment (in millions of dollars)	Average interest rate reduction
Personal loans	41,234	$305	6.26%
Home equity loans	—	—	—%
Residential first mortgages	—	—	—%
Total	41,234	$305

	Year ended December 31, 2013
	Number of loans modified	Post-modification recorded investment (in millions of dollars)	Average interest rate reduction
Personal loans	40,980	$293	5.02%
Home equity loans	1,064	13	3.09%
Residential first mortgages	97	6	2.64%
Total	42,141	$312

The following table summarizes TDRs for which a payment default (defined as 60 days past due) occurred within one year of the modification:

	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2014	2013
(In millions of dollars)
Personal loans	$61	$75	$61
Home equity loans	—	—	6
Residential first mortgages	—	—	1
Total	$61	$75	$68

(6) Allowance for Finance Receivable Losses

SUCCESSOR

Allowance for Finance Receivable Losses

Changes in the allowance for finance receivable losses were as follows:

(dollars in millions)	Personal Loans
Two Months Ended December 31, 2015
Balance at beginning of period	$—
Provision for finance receivable losses	393
Charge-offs	(38)
Recoveries	10
Balance at end of period	$365

Included in the allowance for finance receivable losses are allowances associated with securitizations that totaled $304 million at December 31, 2015. See Note 12 for further discussion regarding our securitization transactions.

The carrying value charged-off for credit impaired loans was as follows:

(dollars in millions)	Personal Loans
December 31, 2015
Charged-off against provision for finance receivable losses	$30

The allowance for finance receivable losses and net finance receivables by type and by impairment method were as follows:

(dollars in millions)	Personal Loans
Two Months Ended December 31, 2015
Allowance for finance receivable losses for finance receivables:
Collectively evaluated for impairment	$357
Individually evaluated for impairment (TDR finance receivables)	8
Total	$365
Finance receivables:
Collectively evaluated for impairment	$8,238
Credit impaired finance receivables	624
TDR finance receivables	15
Total	$8,877

Allowance for finance receivable losses as a percentage of finance receivables	4.11%

See Note 3 for additional information on the determination of the allowance for finance receivable losses.

PREDECESSOR

Allowance for Loan Losses

The following table summarizes the change in the allowance for loan losses on consumer finance receivables:

	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2014	2013
(In millions of dollars)
Balance at beginning of period	$695	$676	$686
Provision for finance receivable losses	470	575	550
Charge-offs	(545)	(569)	(577)
Recoveries	46	58	43
Other(1)	—	(45)	(26)
Balance at end of period	$666	$695	$676
Total loans	$8,442	$8,347	$8,575
Allowance for finance receivable losses as a percentage of total loans	7.89%	8.33%	7.88%
__________

(1)	Related to a non-provision transfer of reserves associated with loan sale transactions.

The following table summarizes the allowance for loan losses and investment in loans at December 31, 2014:

2014
(In millions of dollars)
Allowance for finance receivable losses for finance receivables:
Determined in accordance with ASC 450-20	$482
Determined in accordance with ASC 310-10-35	213
Total	$695
Finance receivables:
Non-TDR loans evaluated for impairment in accordance with ASC 450-20	$7,851
TDR loans evaluated for impairment in accordance with ASC 310-10-35	496
Total	$8,347

(7) Investment Securities

SUCCESSOR

Cost/amortized cost, unrealized gains and losses, and fair value of available-for-sale securities by type were as follows:

(dollars in millions)	Cost / Amortized Cost	Unrealized Gains		Unrealized Losses	Fair Value
December 31, 2015
Fixed maturity available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	$28	$0	—	$0	$28
Obligations of states, municipalities, and political subdivisions	52	—	—	—	52
Certificates of deposit and commercial paper	—	—		—	—
Corporate debt	740	1		9	732
Non-U.S. government and government sponsored entities	126	—		—	126
Mortgage-backed, asset-backed, and collateralized:
Residential mortgage-backed securities (“RMBS”)	54	—		—	54
Commercial mortgage-backed securities (“CMBS”)	73	1		1	73
Collateralized debt obligations (“CDO”)/Asset-backed securities (“ABS”)	42	—		—	42
Total bonds	1,115	2		10	1,107
Preferred stock	8	—		—	8
Common stock	23	—		1	22
Other long-term investments	1	—		—	1
Total	$1,147	$2		$11	$1,138

As of December 31, 2015, we had less than $1 million of AFS securities for which we do not intend to sell and it is not more-likely-than-not we will be required to sell, with OTTI recognized in accumulated other comprehensive income or loss.

Fair value and unrealized losses on available-for-sale securities by type and length of time in a continuous unrealized loss position were as follows:

	Less Than 12 Months		12 Months or Longer		Total
(dollars in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
December 31, 2015
Bonds:
U.S. government and government sponsored entities	$26	$—	$—	$—	$26	$—
Obligations of states, municipalities, and political subdivisions	33	—	—	—	33	—
Certificates of deposit and commercial paper	—	—	—	—	—	—
Corporate debt	598	(9)	—	—	598	(9)
Non-U.S. government and government sponsored entities	19	—	—	—	19	—
RMBS	39	—	—	—	39	—
CMBS	68	(1)	—	—	68	(1)
CDO/ABS	42	—	—	—	42	—
Total bonds	825	(10)	—	—	825	(10)
Preferred stock	2	—	—	—	2	—
Common stock	16	(1)	—	—	16	(1)
Other long-term investments	—	—	—	—	—	—
Total	$843	$(11)	$—	$—	$843	$(11)

At December 31, 2015, we had 962 investment securities in a gross unrealized loss position. The unrealized losses are primarily due to increases in interest rates primarily as a result of widening of interest rate spreads. The evidence considered by management in reaching the conclusion that the unrealized losses are not other-than-temporary includes analyst views, financial performance of the issuers and underlying collateral, cash flow projections, ratings and rating downgrades and available credit enhancements. Based on the analysis of the evidence, management has determined it is probable that we will collect all amounts due according to the contractual terms of the investment securities. We have no intent to sell the investment securities and believe we likely will not be required to sell the investment securities before recovery of the amortized cost basis.

During the two months ended December 31, 2015, we recognized $1 million on other-than-temporary impairment credit loss write-downs on corporate debt to investment revenues.

Changes in the cumulative amount of credit losses (recognized in earnings) on other-than-temporarily impaired available-for-sale securities were as follows:

(dollars in millions)
Two Months Ended December 31,	2015
Balance at beginning of period	$—
Additions:
Due to other-than-temporary impairments:
Not previously recognized	1
Previously recognized	—
Balance at end of period	$1

The proceeds of available-for-sale securities sold or redeemed and the resulting realized gains, realized losses, and net realized gains were as follows:

(dollars in millions)
Two Months Ended December 31,	2015

Proceeds from sales and redemptions	$13

Realized gains	$—
Realized losses	—
Net realized gains	$—

Contractual maturities of fixed-maturity available-for-sale securities at December 31, 2015 were as follows:

(dollars in millions)	Fair Value	Amortized Cost

Fixed maturities, excluding mortgage-backed, asset-backed, and collateralized securities:
Due in 1 year or less	$73	$73
Due after 1 year through 5 years	437	441
Due after 5 years through 10 years	365	369
Due after 10 years	63	63
Mortgage-backed, asset-backed, and collateralized securities	169	169
Total fixed maturity available-for-sale securities	$1,107	$1,115

Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. We may sell investment securities before maturity to achieve corporate requirements and investment strategies.

At December 31, 2015, investment securities with an approximate carrying value of $141 million were on deposit with regulatory authorities as required by insurance regulations.

Other Securities

The fair value of other securities for which we have elected the fair value option, as a result of pushdown accounting, is $126 million at December 31, 2015, primarily consisting of $115 million of corporate debt securities.

The net unrealized losses on our other securities, which are reported in Investment revenues on the Consolidated and Combined Statements of Income, was $5 million for the two months ended December 31, 2015.

PREDECESSOR

The following table summarizes amortized cost, gross unrealized gains and losses and estimated fair value of investments, which we classify as AFS at December 31, 2014:

	2014
	Amortized cost	Gross unrealized		Fair value
		Gains	Losses
(In millions of dollars)
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$63	$4	$—	$67
Prime	5	—	—	5
Commercial	53	2	—	55
Total mortgage-backed	121	6	—	127
U.S. government and government sponsored entities	27	—	—	27
State and municipal	47	1	—	48
Non-U.S. government and government sponsored entities	140	8	—	148
Corporate	849	55	6	898
Other debt	63	—	—	63
Total fixed maturity securities	1,247	70	6	1,311
Equity securities	40	10	1	49
Short-term and other securities	31	—	—	31
Total investments	$1,318	$80	$7	$1,391

Recognition and Measurement of OTTI

As a result of management’s analysis of OTTI as described in Note 3, we recorded pre-tax losses for OTTI, primarily related to equity securities, of $3 million for the ten months ended October 31, 2015. OTTI losses were immaterial for each of the years ended December 31, 2014 and 2013. Pre-tax losses for OTTI are classified in Investment revenues on the Consolidated and Combined Statements of Income.
The cumulative amount of credit losses recognized in earnings was $5 million at December 31, 2014. During the ten months ended October 31, 2015, there was a reduction of $2 million in cumulative credit losses recognized in earnings due to credit-impaired securities sold, transferred or matured and an immaterial increase in cumulative credit losses recognized in earnings due to credit-impaired securities for the years ended December 31, 2014 and 2013.

The following table summarizes amortized cost and fair value by contractual maturity at December 31, 2014:

	2014
	Amortized cost	Fair value
(In millions of dollars)
Mortgage-backed:
Due in 1 year or less	$—	$—
Due after 1 year through 5 years	2	2
Due after 5 years through 10 years	6	6
Due after 10 years	113	119
Total	121	127
U.S. government and government sponsored entities:
Due in 1 year or less	1	1
Due after 1 year through 5 years	14	14
Due after 5 years through 10 years	12	12
Due after 10 years	—	—
Total	27	27
State and municipal:
Due in 1 year or less	—	—
Due after 1 year through 5 years	13	13
Due after 5 years through 10 years	29	30
Due after 10 years	5	5
Total	47	48
Non-U.S. government and government sponsored entities:
Due in 1 year or less	15	15
Due after 1 year through 5 years	68	73
Due after 5 years through 10 years	57	60
Due after 10 years	—	—
Total	140	148
Corporate and other:
Due in 1 year or less	91	92
Due after 1 year through 5 years	404	437
Due after 5 years through 10 years	331	344
Due after 10 years	86	88
Total	912	961
Total fixed maturity securities	$1,247	$1,311

Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The following table summarizes the fair value of investment securities for which an OTTI has not been recognized that have been in an unrealized loss position for less than 12 months or for 12 months or longer at December 31, 2014:

	2014
	Less than twelve months		Twelve months or longer		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
(In millions of dollars)
Mortgage-backed	$14	$—	$9	$—	$23	$—
U.S. government and government sponsored entities	5	—	9	—	14	—
State and municipal	5	—	5	—	10	—
Non-U.S. government and government sponsored entities	2	—	2	—	4	—
Corporate	90	2	76	4	166	6
Other debt	26	—	10	—	36	—
Equity	5	1	—	—	5	1
Total	$147	$3	$111	$4	$258	$7

At December 31, 2014, we had 524 investment securities in a gross unrealized loss position. The unrealized losses are due to increases in interest rates primarily as a result of widening of interest rate spreads reflecting an increase in risk premiums. The evidence considered by management in reaching the conclusion that the unrealized losses are not other-than-temporary includes analyst views, financial performance of the issuers and underlying collateral, cash flow projections, ratings and rating downgrades and available credit enhancements. Based on the analysis of the evidence, management has determined it is probably that we will collect all amounts due according to the contractual terms of the investment securities. We have no intent to sell the investment securities and believe it likely will not be required to sell the investment securities before recovery of the amortized cost basis. As of December 31, 2013, the fair value and unrealized losses on equity securities that were in an unrealized loss position were insignificant.

The following table summarizes proceeds from the sale of investments for the periods presented:

	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2014	2013
(In millions of dollars)
Sales proceeds:
Fixed income and equity investments	$96	$86	$72
Short-term investments, net of purchases	—	—	42
Total proceeds on sales of investments	$96	$86	$114

The following table summarizes realized gains (losses) on sales and impairments of investments, net for the periods presented:

	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2014	2013
(In millions of dollars)
Gross pre-tax gains (losses) on investment securities:
Gains	$9	$8	$13
Losses	(3)	(4)	(7)
Net pre-tax gains on investment securities	6	4	6
OTTI	(3)	(1)	(1)
Realized gain (loss) on sales and impairments of investments, net	$3	$3	$5

At December 31, 2014, investment securities with an approximate carrying value of $167 million were on deposit with regulatory authorities as required by insurance regulations.

(8) Goodwill and Other Intangible Assets

SUCCESSOR

Goodwill

As a result of the OMH Transaction, we recorded $1.4 billion of goodwill in November of 2015. See Note 3 for further information on how the goodwill was determined.

The following table presents changes in the carrying amount of goodwill:

(dollars in millions)
Two Months Ended December 31,	2015
Balance at beginning of period	$—
OMH Transaction	1,440
Balance at end of period	$1,440

We performed a qualitative assessment and did not record any impairment to goodwill during the two months ended December 31, 2015.

Intangible Assets

The gross carrying amount and accumulated amortization, in total and by major intangible asset class were as follows:

(dollars in millions)	Gross carrying amount	Accumulated amortization	Net carrying amount
December 31, 2015
Tradename	$220	$—	$220
Licenses	25	—	25
Customer relationships	205	(6)	199
VOBA	105	(7)	98
Total intangible assets	$555	$(13)	$542

Amortization expense was $13 million for the two months ended December 31, 2015.

The estimated aggregate amortization of other intangible assets for each of the next 5 years is reflected in the table below:

(dollars in millions)	Estimated Aggregate Amortization Expense
2016	$66
2017	52
2018	44
2019	40
2020	38

PREDECESSOR

Intangible assets are comprised of the present value of future profits (PVFP) of purchased insurance contracts. The following table summarizes intangible assets at December 31, 2014:

	2014
	Gross carrying amount	Accumulated amortization	Net carrying amount
(In millions of dollars)
Total intangible assets	$226	$(155)	$71

Amortization expense was $10 million, $11 million and $13 million for the ten months ended October 31, 2015, and the years ended December 31, 2014 and 2013 and is classified in Other operating expenses on the Consolidated and Combined Statements of Income. Included in these amounts is $3 million recognized in 2013 related to a $91 million customer relationship asset that was fully amortized in 2013.

(9) Other Assets

SUCCESSOR

 Components of other assets were as follows:

(dollars in millions)
December 31,	2015
Fixed assets, net(1)	$63
Ceded insurance reserves	85
Other investments(2)	24
Prepaid expenses and deferred charges	19
Other	20
Total	$211
__________
(1) Fixed assets were net of accumulated depreciation of $7 million at December 31, 2015.
(2) Other investments primarily include receivables related to investments and accrued investment income.

We revalued assets as of the OMH Transaction date. Refer to Note 2 for additional discussion.

 Components of Fixed assets, net were as follows:

(dollars in millions)
December 31,	2015
Leasehold improvements	$21
Equipment	10
Software	39
Fixed assets	70
Less accumulated depreciation and amortization	(7)
Fixed assets, net	$63

As a result of the OMH Transaction, we revalued our premises and equipment as of November 1, 2015. The revaluation resulted in a decrease in the cost basis of software, primarily related to the "Symphony" system, due to changing methodology from a cost-to-produce estimate of fair value at time of purchase from a Citigroup affiliate to replacement cost estimate of fair value at November 1, 2015.

PREDECESSOR

The Predecessor did not present other asset components above but did present the following:

Premises and Equipment, net

The following table summarizes the cost of premises and equipment and related accumulated depreciation and amortization at December 31, 2014 and classified in Other assets on the Consolidated Statements of Financial Position:

2014
(In millions of dollars)
Leasehold improvements	$83
Equipment	31
Software	82
Premises and equipment	196
Less accumulated depreciation and amortization	(102)
Premises and equipment, net	$94

On September 30, 2014, we purchased technology assets related to the “Symphony” system, an underwriting, originating, servicing and payment processing platform, from an affiliate for $80 million. The software assets were recorded by us at their historical carrying basis of $80 million as reported by the affiliate prior to the transfer. The assets will be amortized on a straight line basis over their estimated remaining useful life of approximately eight years.

Depreciation and amortization expense was $18 million, $11 million and $10 million for the ten months ended October 31, 2015, and the years ended December 31, 2014 and 2013 and is classified in Other operating expenses on the Consolidated and Combined Statements of Income.

We performed annual impairment tests and no premises and equipment were impaired.

Refer to Note 10 for transfers of premises and equipment to and from affiliates.

(10) Transactions with Affiliates

SUCCESSOR

Income taxes payable of $16 million at December 31, 2015 is due to an affiliate.

On December 1, 2015, we agreed to make advances to an affiliate, Springleaf Finance Corporation, up to $500 million. There were no outstanding advances under the note at December 31, 2015. See Note 21 for advances subsequent to December 31, 2015.

On November 15, 2015, an affiliate, Springleaf Finance Corporation, agreed to make advances to us up to $500 million. There are no outstanding advances under the note at December 31, 2015.

The purpose of the above two agreements is to better spread and manage liquidity across both companies.

There were no other significant or material transactions with affiliates as of or for the period ending December 31, 2015.

See Note 21 for discussion of affiliate transactions executed after December 31, 2015.

PREDECESSOR

Expense Allocations

Our Consolidated and Combined Financial Statements include direct and indirect expense allocations of certain costs for employee benefits and support functions provided on a centralized basis by various providers across Citigroup and CCC. These expenses were allocated to us based on various cost- and/or activity-related drivers.

The following table summarizes our allocated share of the related costs from Citigroup and CCC providers for the periods presented:

	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2014	2013
(In millions of dollars)
Direct costs	$172	$209	$224
Indirect costs	43	43	76
Total allocated expenses	$215	$252	$300

Direct Allocated Costs

Direct allocated costs represent specific services or functions that were attributable to us based on actual and/or estimated usage or consumption.

Employee benefits

We reimbursed Citigroup for payroll taxes and benefits provided to our employees under various U.S. Citigroup employee benefit plans, including costs associated with our participation in Citigroup’s retirement plans and active employee health and life insurance benefit plans. These costs were allocated by individual based on actual employee wages. Our allocated share of the costs associated with these plans was $64 million, $73 million and $80 million for the ten months ended October 31, 2015 and for the years ended December 31, 2014 and 2013. These costs are classified in Salaries and benefits expense on the Consolidated and Combined Statements of Income.

Technology

Citigroup provided certain information technology infrastructure, applications and support services. These costs were allocated based on individual employee consumption or information technology infrastructure usage. Our allocated share of costs associated with these services was $59 million, $74 million and $75 million for the ten months ended October 31, 2015 and the years ended December 31, 2014 and 2013. These costs are classified in Other operating expenses on the Consolidated and Combined Statements of Income.

Occupancy

Citigroup provided us certain shared premises and related services primarily located in Baltimore, Maryland. These costs were allocated based on the square footage occupied on the premises, including a share of costs related to unoccupied square footage and common areas. Our allocated share of costs associated with these services was $4 million, $6 million and $5 million for the ten months ended October 31, 2015 and for the years ended December 31, 2014 and 2013. These costs are classified in Other operating expenses on the Consolidated and Combined Statements of Income.

Other Direct Costs

Centralized Citigroup locations provided various services including payment processing, preparation of customer statements and centralized default management services. Costs were allocated to us based on transactions, statements produced and number of accounts serviced. Our allocated share of the costs for these services was $40 million, $47 million and $53 million for the ten months ended October 31, 2015, and for the years ended December 31, 2014 and 2013. These costs are classified in Other operating expenses on the Consolidated and Combined Statements of Income.

We incurred expenses from certain affiliates for marketing and distributing its credit insurance products and billing and collecting periodic premiums on other products and programs. These expenses are based on a percentage of written insurance premiums. Our share of costs associated with these services was $5 million, $9 million and $11 million for the ten months October 31, 2015, and for the years ended December 31, 2014 and 2013. These costs are classified in Other operating expenses on the Consolidated and Combined Statements of Income.

Indirect Allocated Costs

Indirect allocated costs represent general corporate level services provided to us and other affiliates by Citigroup. Corporate level services include finance, human resources, compliance, risk, legal, communications, treasury, audit, administration and security. The costs are attributed to us in two steps; first, using a consumption based survey; and second, based on metrics that are reflective of service usage. Prior to 2014, operations and technology management were included in indirect costs. The Company’s allocated share of indirect costs was $43 million, $43 million and $76 million for the ten months October 31, 2015, and for the years ended December 31, 2014 and 2013. These costs are classified in Other operating expenses on the Consolidated and Combined Statements of Income.

Revenue Allocations

The insurance business provided administrative support related to debt protection products on behalf of other Citigroup affiliates. We recorded income related to these services of $12 million, $11 million and $11 million for the ten months ended October 31, 2015, and for the years ended December 31, 2014 and 2013. These amounts are classified in Other revenue on the Consolidated and Combined Statements of Income.

We provided other shared support to an affiliate beginning in 2013 following a transfer of employees from CCC to us. We recorded income related to these services of $3 million, $7 million and $5 million for the ten months ended October 31, 2015 and for the years ended December 31, 2014 and 2013. These amounts are classified in Other revenue on the Consolidated and Combined Statements of Income.

Related Party Debt

Our related party debt was $3.2 billion, net of related party receivables of $1.7 billion, at December 31, 2014. These unsecured balances are short-term in nature with no stated maturity and include charges for operational support and the borrowing and lending of funds. We were charged interest monthly based on CCC's cost of funds.

The following table summarizes information with respect to related party debt for the year ended December 31, 2014:

2014
(In millions of dollars, except weighted average interest rate)
Weighted average interest rate	3.93%
Maximum outstanding balance	$5,625
Interest paid	$178

Other Related Party Transactions

Cash on deposit with related parties was $32 million as of December 31, 2014. These balances are classified in Cash and cash equivalents on the Consolidated Statements of Financial Position.

Income taxes payable of $506 million at December 31, 2014 is comprised of income taxes payable to affiliates of $497 million and income taxes receivable from taxing authorities of $9 million.

On October 20, 2015, we paid a dividend of $90 million to CCC.

During the ten months ended October 31, 2015, we transferred software totaling $13 million to an affiliate and acquired $6 million of software and other premises and equipment from an affiliate. Both transfers occurred at carrying value.

During the ten months ended October 31, 2015, non-cash transfers to Parent totaled $7 million and were related to the settlement of affiliate tax balances.

On November 13, 2014, we declared a dividend of $1.5 billion which was paid to CCC on November 18, 2014. The dividend was funded with an increase in related party debt due to CCC, which was repaid in December 2014 using the proceeds from the Notes. Refer to Note 11 for discussion on the Notes.

On September 30, 2014, we purchased technology assets related to the "Symphony" system, an underwriting, originating, servicing and payment processing platform, from an affiliate for $80 million. The software assets were recorded by us at their historical carrying basis of $80 million as reported by the affiliate prior to the transfer. Refer to Note 9 for additional discussion.

On August 13, 2014, CCC entered into an agreement to obtain a new back-office account management system on our behalf and other affiliates. The related expense allocated to us is not material for the year ended December 31, 2015. This contract can be terminated prior to completion in exchange for an early termination fee of approximately $9 million less any amounts already paid under the contract. If incurred, a significant portion of the termination fee would be allocated to us.

On July 1, 2014, CCC contributed all of the capital of OMFI, AHL and Triton to OMFH resulting in OMFH becoming the legal parent of the contributed entities. Refer to Note 1 and Note 3 for additional discussion related to this contribution.

On January 6, 2014, we transferred real estate loan servicing responsibilities to an affiliate. Due to a licensing restriction, the servicing relating to $57 million of loans could not be released until April 6, 2014. We received servicing fees of $2 million and $101 million for the years ended December 31, 2014 and 2013. These servicing fees are classified in Other revenue on the Consolidated and Combined Statements of Income. We did not receive or pay any consideration relating to the servicing transfer.

On January 1, 2014, we transferred our residential first mortgage and home equity loans totaling approximately $463 million to affiliates in the form of a distribution. The distribution occurred at carrying value and accordingly, no gain or loss was recognized.

(11) Long-term Debt

SUCCESSOR

Carrying value and fair value of long-term debt by type were as follows:

	December 31, 2015
(dollars in millions)	Carrying Value	Fair Value

Senior debt	$7,718	$7,618
Junior subordinated debt	—	—
Total	$7,718	$7,618

Weighted average effective interest rates on long-term debt by type were as follows:

	Two Months Ended December 31,	At December 31,
(dollars in millions)	2015	2015

Senior debt	3.70%	3.72%
Junior subordinated debt	—	—
Total	—	—

Principal maturities of long-term debt (excluding projected repayments on securitizations and revolving conduit facilities by period) by type of debt at December 31, 2015 were as follows:

	Senior Debt
(dollars in millions)	Securitizations	Revolving Conduit Facilities	Medium Term Notes	Junior Subordinated Debt	Total

Interest rates(1)	2.43% - 6.94%	2.51% - 2.51%	6.75% - 7.25%	0.00%

First quarter 2016	$—	$—	$—	$—	$—
Second quarter 2016	—	—	—	—	—
Third quarter 2016	—	—	—	—	—
Fourth quarter 2016	—	—	—	—	—
2016	—	—	—	—	—
2017	—	—	—	—	—
2018	—	—	—	—	—
2019	—	—	700	—	700
2020	—	—	—	—	—
2021	—	—	800	—	800
Securitizations(2)	4,716	—	—	—	4,716
Revolving conduit facilities(2)	—	1,420	—	—	1,420
Total principal maturities	$4,716	$1,420	$1,500	$—	$7,636

Total carrying amount(3)	$4,721	$1,420	$1,577	$—	$7,718
Debt issuance costs(4)(5)	—	—	—	—	—
__________

(1)	The interest rates shown are the range of contractual rates in effect at December 31, 2015.

(2)
Securitizations and borrowing under revolving conduit facilities are not included in above maturities by period due to their variable monthly repayments. See Note 12 for further information on long-term debt associated with securitizations and revolving conduit facilities.

(3)
The net carrying amount of long-term debt associated with certain securitizations that were either (i) issued at a premium or discount or (ii) revalued at a premium or discount based on its fair value at the time of the OMH Transaction.

(4)
As a result of our early adoption of ASU 2015-03 in September of 2015, we report debt issuance costs as a direct deduction from long-term debt, with the exception of debt issuance costs associated with our revolving conduit facilities, which we continue to report in other assets.

(5)	In connection with pushdown accounting, we wrote long-term debt up to fair market value and wrote-off the outstanding balance of unamortized debt issuance costs.

Guaranty Agreements

OMFH Indenture

OMFH Notes. On December 11, 2014, OMFH and certain of its subsidiaries entered into an indenture (the “OMFH Indenture”), among the Company, the guarantors listed therein and The Bank of New York Mellon, as trustee, in connection with the Company’s issuance of $700 million aggregate principal amount of 6.75% Senior Notes due 2019 and $800 million in aggregate principal amount of 7.25% Senior Notes due 2021 (collectively, the “OMFH Notes”). The OMFH Notes are the Company’s unsecured senior obligations, guaranteed on a senior unsecured basis by each of its wholly owned domestic subsidiaries other than certain subsidiaries, including its insurance subsidiaries and securitization subsidiaries. As of December 31, 2015, approximately $1.5 billion aggregate principal amount of the OMFH Notes were outstanding.

The obligations of the Company pursuant to the Notes are unconditionally guaranteed, jointly and severally, by each of the Company’s subsidiaries ("Guarantors") except for certain subsidiaries that are specifically excluded from providing this guarantee, including the VIEs and insurance companies ("Non-Guarantors"). As of December 31, 2015, the Non-Guarantors accounted for approximately 35% of the Company’s total revenue, 71% of total assets and 80%, or $6.7 billion, of total liabilities including trade payables.

Debt Covenants

OMFH Debt Agreements

With the exception of the Company’s revolving conduit facility, none of the Company’s debt agreements require the Company or any of its subsidiaries to meet or maintain any specific financial targets or ratios. However, the OMFH Indenture does contain a number of covenants that limit, among other things, the Company’s ability and the ability of most of its subsidiaries to incur additional debt; create liens securing certain debt; pay dividends on or make distributions in respect of its capital stock or make investments or other restricted payments; create restrictions on the ability of its restricted subsidiaries to pay dividends to the Company or make certain other intercompany transfers; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with affiliates. The OMFH Indenture also contains customary events of default which would permit the trustee or the holders of the OMFH Notes to declare the OMFH Notes to be immediately due and payable if not cured within applicable grace periods, including the nonpayment of principal, interest or premium, if any, when due; violation of covenants and other agreements contained in the OMFH Indenture; payment default after final maturity or cross acceleration of certain material debt; certain bankruptcy and insolvency events; material judgment defaults; and the failure of any guarantee of the notes, other than in accordance with the terms of the OMFH Indenture or such guarantee.

The OMFH Indenture also includes a change of control repurchase provision pursuant to which if (i) a change of control of OneMain occurs and (ii) both Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Services, Inc. (“Moody’s”) downgrade or withdraw the ratings of a specific series of the OFM Notes attributable to such change of control within 60 days after the change of control, the Company is required to offer to purchase all of such series of the OFM Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of holders of such series of the OMFH Notes of record on the relevant record date to receive interest due on the relevant interest payment date. The closing of the OMH Transaction resulted in a change of control of the Company under the OMFH Indenture, and S&P downgraded the rating of the OMFH Notes following the closing of the OMH Transaction. However, Moody’s affirmed the rating of the OMFH Notes following the closing of the OMH Transaction and, therefore, the change of control repurchase provision was not triggered.

As of December 31, 2015, the Company was in compliance with all of the covenants under its debt agreements.

Conduit Facility

On February 3, 2015, the Company entered into a revolving conduit facility with a borrowing capacity of $3.0 billion, backed by personal loans (the “2015 Warehouse Facility”). As of December 31, 2015, the Company had drawn $1.4 billion against the value of these personal loans.

Pursuant to the terms of the 2015 Warehouse Facility, the Company was required to (i) maintain minimum consolidated tangible shareholders’ equity of not less than $1.0 billion (the “Net Worth Covenant”) and (ii) not permit the Company’s consolidated debt to tangible shareholders’ equity ratio to exceed 6.0 to 1.0 if a minimum draw condition exists (the “Leverage Covenant”).

Based upon the Company’s financial position at December 31, 2015, the Company was in compliance with its financial target and ratio.

On January 21, 2016, the Company entered into four separate bilateral conduit facilities with unaffiliated financial institutions that provide an aggregate $2.4 billion of committed financing on a revolving basis for personal loans originated by the Company, which the Company refers to as the “New Facilities”. The New Facilities replaced the 2015 Warehouse Facility that was voluntarily terminated on the same date and, as a result, both of the financial covenants discussed above were eliminated. See Note 21 for further information on the replacement of the 2015 Warehouse Facility.

PREDECESSOR

Long-term debt is accounted for at cost. Debt issuance costs are capitalized and classified in Other assets on the Consolidated Statements of Financial Position. Amortization of debt issuance costs is classified in Interest expense on the Consolidated and Combined Statements of Income over the earlier of the contractual term of the debt or the earliest call date that management would consider exercising. The following table summarizes certain information relating to long-term debt:

	Weighted average interest rate	Maturity date	Balance, December 31, 2014
			(In millions of dollars)
2019 Notes	6.75%	2019	$700
2021 Notes	7.25%	2021	800
Senior unsecured notes			1,500
OneMain Financial Issuance Trust 2014-1	2.54%	2024	760
OneMain Financial Issuance Trust 2014-2	2.93%	2024	1,184
Securitizations			1,944
Less: Debt issuance costs(1)			(36)
Total long-term debt			$3,408
__________

(1)	As a result of our early adoption of ASU 2015-03 in September of 2015, we report debt issuance costs as a direct deduction from long-term debt.

Senior Unsecured Notes

On December 11, 2014, OMFH completed an issuance of $1.5 billion of unsecured debt, of which $700 million aggregate principal amount of 6.75% fixed-rate senior notes will mature in 2019 (the “2019 Notes”) and $800 million aggregate principal amount of 7.25% fixed-rate senior notes will mature in 2021 (the “2021 Notes” and, together with the 2019 Notes, the “Notes”).

Each series of Notes are:

•	general unsecured senior obligations of the Company;

•	equal in right of payment with any existing and future senior indebtedness of the Company;

•	subordinated to any existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness;

•	senior in right of payment to any future subordinated indebtedness of the Company;

•	subordinated to any existing and future indebtedness and other liabilities, including preferred stock, of non-guarantors; and

•
unconditionally guaranteed on a senior unsecured basis by each of the Company’s wholly owned domestic subsidiaries other than certain subsidiaries, including the Company’s insurance subsidiaries and securitization subsidiaries.

2019 Notes and 2021 Notes

The 2019 Notes mature on December 15, 2019 and the 2021 Notes mature on December 15, 2021. Interest on the Notes is payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2015. The Company may redeem the Notes, in whole or in part, at its option, at different prices throughout the term of the debt.

Certain Covenants

The indenture under which the Notes were issued does not contain financial covenants but does contain a number of restrictive non-financial covenants that impose significant operating and financial restrictions on the Company and may limit its ability to engage in acts that may be in the Company’s best interest, including, but not limited to:

•	limitations on restricted payments;

•	limitations on certain types of indebtedness subject to financial ratios;

•	limitations on restrictions on distributions from certain subsidiaries;

•	limitations on affiliate transactions;

•	limitations on sales of assets and subsidiary stock;

•	limitations on the type of business conducted;

•	limitations on additional guarantees; and

•	certain limitations on mergers and consolidations.

Suspension of Covenants on Achievement of Investment Grade Status

If and when the Notes achieve investment grade status and no default or event of default has occurred and is continuing under the indenture, the Company will not be subject to the provisions of the covenants referred to above. At December 31, 2014, the Notes had a non-investment grade rating and no default or event of default had occurred.

Guarantees

The obligations of the Company pursuant to the Notes are unconditionally guaranteed, jointly and severally, by each of the Company’s subsidiaries (Guarantors) except for certain subsidiaries that are specifically excluded from providing this guarantee, including the VIEs and insurance companies (Non-Guarantors). As of December 31, 2014, the Non-Guarantors accounted for approximately 30% of the Company’s total revenue, 36% of total assets and 31%, or $2.4 billion, of total liabilities including trade payables.

Securitizations

On July 30, 2014, the Company completed the securitization of personal loans and formed OneMain Financial Issuance Trust 2014-2 (“OneMain Trust”) resulting in the issuance of $1.2 billion of 2.47% Class A, 3.02% Class B, 4.33% Class C and 5.31% Class D fixed rate notes collateralized by $1.3 billion of loans. The notes are due September 18, 2024 and may be called at the option of the OneMain Trust on or after July 18, 2016 at a redemption price equal to 101% of the aggregate note principal balance at the time of the call. The OneMain Trust will make payments of interest on the notes during the revolving period, which ends June 30, 2016, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the OneMain Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the OneMain Trust while the notes are outstanding. The parent of the OneMain Trust is OneMain Financial Funding II, LLC, which is a subsidiary of OMFH.

On April 17, 2014, the Company completed the securitization of personal loans and formed OneMain Financial Issuance Trust 2014-1 (the “Issuer” or the “Trust”) resulting in the issuance of $760 million of 2.43% Class A and 3.24% Class B fixed rate notes collateralized by $1.0 billion of loans. The notes are due June 18, 2024 and may be called at the option of the Issuer on or after April 18, 2016 at a redemption price equal to 101% of the aggregate note principal balance at the time of the call. The Issuer will make payments of interest on the notes during the revolving period, which ends March 31, 2016, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the Trust while the notes are outstanding. The parent of the Trust is OneMain Financial Funding, LLC, which is a subsidiary of OMFH.

The securitization trusts described above are VIEs consolidated by the Company as their primary beneficiary. Refer to Note 12 for further discussion regarding VIEs.

Refer to Note 20 for information regarding the fair value of long-term debt.

Maturities of Long-term Debt

The following table summarizes future maturities of long-term debt (excluding securitizations) at December 31, 2014:

	2015	2016	2017	2018	2019	Thereafter	Securitizations(1)	Total(2)
(In millions of dollars)
2019 Notes	$—	$—	$—	$700	$—	$—	$—	$700
2021 Notes	—	—	—	—	—	800	—	800
Senior unsecured notes	—	—	—	700	—	800	—	1,500
OneMain Financial Issuance Trust 2014-1	—	—	—	—	—	—	760	760
OneMain Financial Issuance Trust 2014-2	—	—	—	—	—	—	1,184	1,184
Securitizations	—	—	—	—	—	—	1,944	1,944
Total maturities of long-term debt	$—	$—	$—	$700	$—	$800	$1,944	$3,444
__________
(1) On-balance sheet securitizations are not included in maturities by period due to their variable monthly payments.
(2) Excludes $36 million of debt issuance costs.

(12) Variable Interest Entities

SUCCESSOR

As part of the OMH's overall funding strategy and as part of its efforts to support its liquidity from sources other than its traditional capital market sources, the Company has transferred certain finance receivables to VIEs for securitization transactions. Since these transactions involve securitization trusts required to be consolidated, the securitized assets and related liabilities are included in the Company's consolidated financial statements and are accounted for as secured borrowings.

CONSOLIDATED VIES

The Company evaluated the securitization trusts and determined that these entities are VIEs of which the Company is the primary beneficiary, and, therefore, it consolidated such entities. The Company is deemed to be the primary beneficiary of each of these VIEs because the Company has the ability to direct the activities of each VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses and the right to receive benefits that are potentially significant to the VIE. Such ability stems from the Company's and/or its affiliates’ contractual right to service the securitized finance receivables. The Company's residual interest trust certificates expose the Company to potentially significant losses and potentially significant returns.

The asset-backed securities issued by the securitization trusts are supported by the expected cash flows from the underlying securitized finance receivables. Cash inflows from these finance receivables are distributed to investors and service providers in accordance with each transaction’s contractual priority of payments (“waterfall”) and, as such, most of these inflows must be directed first to service and repay each trust’s senior notes or certificates held principally by third-party investors. The holders of the asset-backed securities have no recourse to the Company if the cash flows from the underlying qualified securitized assets are not sufficient to pay all principal and interest on the asset-backed securities. After these senior obligations are extinguished, substantially all cash inflows will be directed to the subordinated notes until fully repaid and, thereafter, to the residual interest that the Company owns in each securitization trust. The Company retains interests in these securitization transactions, including residual interests in each securitization trust. The Company retains credit risk in the securitizations through its ownership of the residual interest in each securitization trust, which is the first to absorb credit losses on the securitized assets. The Company expects that any credit losses in the pools of securitized assets will likely be limited to its residual retained interests. The Company has no obligation to repurchase or replace qualified securitized assets that subsequently become delinquent or are otherwise in default.

The Company parenthetically discloses on its Consolidated Statements of Financial Position the VIE’s assets that can only be used to settle the VIE’s obligations and the VIE liabilities if the VIE’s creditors have no recourse against the primary beneficiary’s general credit. The following table summarizes the carrying amounts and classifications of the VIEs' assets and liabilities in the Consolidated Statements of Financial Position that are consolidated in accordance with ASC 810 for the year ended December 31, 2015:

(dollars in millions)
December 31,	2015
Assets
Cash and cash equivalents	$4
Finance receivables	7,804
Allowance for finance receivable losses	(304)
Deferred tax assets	—
Restricted cash	381
Other assets	—
Total assets	$7,885
Liabilities
Long-term debt	6,141
Accounts payable, accrued expenses and other liabilities	8
Total liabilities	$6,149

SECURITIZATION TRANSACTIONS

Listed below are the Company's on-balance sheet consumer securitizations:

2014-1 Securitization. On April 17, 2014, the Company completed its initial securitization transaction in which OneMain Financial Issuance Trust 2014-1, a wholly owned special purpose entity of OMFH, issued fixed-rate funding notes with an initial principal balance of $760 million. The notes mature in June 2024 and have a twenty-three month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $990 million as of October 31, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 15, 2015, the weighted average interest rate for the notes was 2.57%.

2014-2 Securitization. On July 30, 2014, the Company completed a securitization transaction in which the OneMain Financial Issuance Trust 2014-2, a wholly owned special purpose vehicle of OMFH, issued fixed-rate funding notes with an initial principal balance of $1.2 billion. The notes mature in September 2024 and have a twenty-three month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $1.3 billion as of October 31, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 15, 2015, the weighted average interest rate for the notes was 3.09%.

2015-1 Securitization. On February 5, 2015, the Company completed a securitization transaction in which the OneMain Financial Issuance Trust 2015-1, a wholly owned special purpose vehicle of OMFH, issued fixed-rate funding notes with an initial principal balance of $1.2 billion. The notes mature in March 2026 and have a thirty-five month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $1.4 billion as of October 31, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 15, 2015, the weighted average interest rate for the notes was 3.88%.

2015-2 Securitization. On May 21, 2015, the Company completed a securitization transaction in which the OneMain Financial Issuance Trust 2015-2, a wholly owned special purpose vehicle of OMFH, issued fixed-rate funding notes with an initial principal balance of $1.3 billion. The notes mature in July 2025 and have a twenty-three month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $1.3 billion as of October 31, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 15, 2015, the weighted average interest rate for the notes was 3.25%.

2015-3 Securitization. On September 29, 2015, the Company completed a securitization transaction in which the OneMain Financial Issuance Trust 2015-3, a wholly owned special purpose vehicle of OMFH, issued fixed-rate funding notes with an initial principal balance of $293 million. The notes mature in November 2028 and have a fifty-nine month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $328 million as of October 31, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 15, 2015, the weighted average interest rate for the notes was 4.31%.

REVOLVING CONDUIT FACILITIES

On February 3, 2015, the Company entered into the 2015 Warehouse Facility with a borrowing capacity of $3.0 billion, whereby OneMain Financial Warehouse Trust (the “Warehouse Trust”), a wholly owned statutory trust, issued variable funding notes, backed by personal loans, to five financial institutions and, from time to time, asset-backed commercial paper conduits administered by these financial institutions. During the revolving period of the facility, the Company was permitted to sell personal loans into the Warehouse Trust and draw advances against the value of such personal loans, subject to meeting required over collateralization levels. The lenders were required to make advances against the notes on a revolving basis through December 31, 2017. The initial $3.0 billion maximum borrowing capacity was scheduled to be reduced by $500 million on January 30, 2016 and by an additional $1.0 billion on January 30, 2017. The notes were scheduled to mature on January 18, 2025. During the revolving period, the outstanding note balance was permitted to be redeemed, in whole or in part, at the Company's option. At December 31, 2015, $1.4 billion was drawn under the notes.

See Note 21 for information regarding the subsequent termination and replacement of the 2015 Warehouse Facility on January 21, 2016.

The securitization trusts and warehouse facility described in Note 11 are VIEs consolidated by the Company at December 31, 2015.

VIE INTEREST EXPENSE

Other than the Company's retained subordinate and residual interests in the remaining consolidated securitization trusts, the Company is under no obligation, either contractually or implicitly, to provide financial support to these entities. Consolidated interest expense related to the Company's VIEs totaled $32 million for the two months ended December 31, 2015.

PREDECESSOR

An entity is referred to as a VIE if it meets the criteria outlined in ASC 810, Consolidation, which are: (1) the entity’s equity is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties; or (2) the entity’s equity investors cannot make significant decisions about the entity’s operations or do not absorb their proportionate share of the expected losses or receive the expected returns of the entity. The Company is involved with VIEs through its loan securitization and revolving warehouse activities.

In accordance with ASC 810, the Company consolidates a VIE when it has both the power to direct the activities that most significantly impact the VIE’s economic performance and an obligation to absorb losses, or a right to receive benefits from the entity that could be potentially significant to the VIE (that is, the Company is the primary beneficiary).

VIEs are continually monitored to determine if any events have occurred that could cause the VIEs' primary beneficiary status to change. These events include:

•	Additional purchases or sales of variable interests by the Company or an unrelated third party, which cause the Company’s overall variable interest ownership to change;

•	Changes in contractual arrangements in a manner that reallocates expected losses and residual returns among the variable interest holders;

•	Changes in the party with power to direct activities of a VIE that most significantly affect the entity’s economic performance; and

•	Providing support to an entity that results in an implicit variable interest.

The Company continued to combine a trust related to a previous securitization for which an optional early redemption was exercised in December 2012 until its dissolution in May 2014. Upon redemption, the assets were no longer considered restricted to only settle the obligations of the VIE and the creditors and beneficial interest holders were considered to have recourse to the general credit of the CCC as they were all related parties.

The following table summarizes the carrying amounts and classifications of the VIEs' assets and liabilities in the Consolidated Statements of Financial Position that are consolidated in accordance with ASC 810 for the year ended December 31, 2014:

2014
(In millions of dollars)
Assets
Cash and cash equivalents	$162
Net finance receivables, less allowance for finance receivable losses	2,179
Other assets	11
Total assets	$2,352
Liabilities
Long-term debt	$1,944
Accounts payable, accrued expenses and other liabilities	24
Total liabilities	$1,968

(13) Insurance

SUCCESSOR

Components of unearned insurance premium reserves, claim reserves and benefit reserves were as follows:

(dollars in millions)
December 31,	2015
Finance receivable related:
Payable to OMFH:
Unearned premium reserves	$352
Claim reserves	61
Subtotal(1)	413

Payable to third-party beneficiaries:
Unearned premium reserves	66
Benefit reserves	—
Claim reserves	19
Subtotal(2)	85

Non-finance receivable related:
Unearned premium reserves	90
Benefit reserves	317
Claim reserves	26
Subtotal(2)	433

Total	$931
__________
(1) Reported as a contra-asset to net finance receivables.
(2) Reported in insurance claims and policyholder liabilities.

Reinsurance

Our use of ceded reinsurance arrangements is limited. We have generally used assumed reinsurance agreements to acquire blocks of business in force. Ceded reinsurance arrangements do not discharge us as the primary insurer.

Reserves related to unearned premiums, claims and benefits included $288 million assumed from and $85 million ceded to other insurers at December 31, 2015.

The following table summarizes activity in the liability for unpaid claims and claim adjustment expenses for the two months ended December 31, 2015:

(dollars in millions)
At or for the Two Months Ended December 31,	2015
Balance, beginning of period	$104
Incurred related to:
Current year	19
Prior years	5
Total incurred	24
Paid related to:
Current year	(23)
Prior years	(5)
Total paid	(28)
Foreign currency translation adjustment	—
Balance, end of period	$100

The increase in incurred claims in 2015 resulted from subsequent revisions to estimated claim reserves based on actual experience.

Statutory Stockholder’s Equity

The insurance entities' file financial statements prepared using statutory accounting practices prescribed or permitted by the Texas Department of Insurance (“Texas DOI”), which is a comprehensive basis of accounting other than U.S. GAAP. The primary differences between statutory accounting practices and U.S. GAAP are that under statutory accounting, policy acquisition costs are expensed as incurred, policyholder liabilities are generally valued using prescribed actuarial assumptions, and certain investment securities are reported at amortized cost. We are not required to and did not apply pushdown accounting to the insurance subsidiaries on a statutory basis.

Statutory net income for the property and casualty insurance entity was $3 million for the two months ended December 31, 2015. Statutory net income for the life insurance entity was $11 million for the two months ended December 31, 2015.

Statutory capital and surplus for the property and casualty insurance entity was $181 million at December 31, 2015. Statutory capital and surplus for the life insurance entity was $184 million at December 31, 2015.

The insurance companies are subject to risk-based capital requirements adopted by the Texas DOI. Minimum statutory capital and surplus is the risk-based capital level that would trigger regulatory action. At December 31, 2015, the insurance subsidiaries’ statutory capital and surplus exceeded the risk-based capital minimum required levels.

State law restricts the amounts our insurance entities may pay as dividends without prior notice to, or in some cases prior approval from, the Texas DOI. The maximum amount of dividends (also referred to as “ordinary dividends”) for a Texas domiciled life insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net gain from operations as of the prior year-end. Any amount greater must be approved by the Texas DOI prior to its payment. The maximum ordinary dividends for a Texas domiciled property and casualty insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net income. Any amount greater must be approved by the Texas DOI prior to its payment. These approved dividends are called “extraordinary dividends”. Our insurance entities paid OMFH LLC dividends of $68 million in the two months ended December 31, 2015 that did not require prior approval. In 2016, the insurance entities may pay dividends up to $91 million without prior regulatory approval.

For the year ended December 31, 2015, we met the regulatory capital requirements.

PREDECESSOR

Reinsurance

Our use of ceded reinsurance arrangements is limited. We have generally used assumed reinsurance agreements to acquire blocks of business in force. Ceded reinsurance arrangements do not discharge us as the primary insurer.

The following tables summarize reinsurance amounts included on the Consolidated and Combined Statements of Income for the periods presented:

	Ten Months Ended October 31, 2015
	Direct amount	Assumed from other companies	Ceded to other companies	Net amount
(In millions of dollars)
Premiums:
Accident and health insurance	$88	$21	$—	$109
Life insurance	67	36	(5)	98
Property and other	54	3	—	57
Total premiums	$209	$60	$(5)	$264
Policyholder benefits and claims	$101	$26	$(8)	$119
Insurance policy and claim reserves	$654	$288	$(85)	$857

	Year Ended December 31, 2014
	Direct amount	Assumed from other companies	Ceded to other companies	Net amount
(In millions of dollars)
Premiums:
Accident and health insurance	$114	$29	$—	$143
Life insurance	88	48	(6)	130
Property and other	61	4	—	65
Total premiums	$263	$81	$(6)	$338
Policyholder benefits and claims	$112	$31	$(9)	$134
Insurance policy and claim reserves	$673	$291	$(88)	$876

	Year Ended December 31, 2013
	Direct amount	Assumed from other companies	Ceded to other companies	Net amount
(In millions of dollars)
Premiums:
Accident and health insurance	$118	$31	$—	$149
Life insurance	89	50	(5)	134
Property and other	65	5	—	70
Total premiums	$272	$86	$(5)	$353
Policyholder benefits and claims	$123	$34	$(6)	$151

Life insurance policies in force were $11.4 billion at December 31, 2014. Accident and health premiums in force were $281 million at December 31, 2014.

Deferred Policy Acquisition Costs

Unamortized deferred policy acquisition costs were $101 million at December 31, 2014, and are classified in Other assets on the Consolidated Statements of Financial Position. Amortization of deferred policy acquisition costs was $12 million, $16 million and $15 million for the ten months ended October 31, 2015, and the years ended December 31, 2014 and 2013, and is classified in Other operating expenses on the Consolidated and Combined Statements of Income.

Statutory Stockholder’s Equity

The insurance entities' statutory stockholder’s equity was $379 million and $415 million at December 31, 2014 and 2013. The life insurance entities’ statutory stockholder’s equity was $189 million and $209 million at December 31, 2014 and 2013. The property and casualty insurance entity’s statutory stockholder’s equity was $190 million and $206 million at December 31, 2014 and 2013. State law restricts the amounts our insurance entities may pay as dividends without prior notice to, or in some cases prior approval from, the Texas Department of Insurance. Our insurance entities paid dividends of $35 million in the ten months ended October 31, 2015 that did not require prior approval, dividends of $148 million in 2014 that did not require prior approval and dividends of $183 million in 2013 that did not require prior approval. For all of the years presented, we met the regulatory capital requirements. The consolidated and combined insurance entities' net income determined in accordance with statutory accounting practices was $76 million, $129 million and $153 million for the ten months ended October 31, 2015, and the years ended December 31, 2014 and 2013. The life insurance entities’ net income determined in accordance with statutory accounting practices was $45 million, $74 million and $89 million for the ten months ended October 31, 2015, and the years ended December 31, 2014 and 2013. The property and casualty insurance entity’s net income determined in accordance with statutory accounting practices was $31 million, $55 million and $64 million for the ten months ended October 31, 2015, and the years ended December 31, 2014 and 2013.

The following table reconciles statutory income before income taxes to GAAP income before income taxes for our insurance entities for the periods presented:

	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2014	2013
(In millions of dollars)
Statutory income before income taxes	$114	$189	$226
Deferred policy acquisition costs	12	7	(9)
Amortization of present value of future profits	(10)	(11)	(11)
Reserve changes	—	2	(4)
Amortization of interest maintenance reserve	(4)	(7)	(9)
Other, net	(5)	(21)	(30)
GAAP income before income taxes	$107	$159	$163

The following table reconciles statutory equity to GAAP equity for our insurance entities for the periods presented:

	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2014	2013
(In millions of dollars)
Statutory equity	$343	$379	$415
Deferred policy acquisition costs (1)	161	143	129
Reserve changes	125	124	120
Present value of future profits	62	71	82
Income taxes expense	(109)	(100)	(101)
Interest maintenance and asset valuation reserves	23	28	35
Net unrealized gains	25	35	36
Other	58	(9)	(7)
GAAP equity	$688	$671	$709
__________
(1) The deferred policy acquisition costs reported in the table above include capitalized costs related to commissions that eliminate upon consolidation of the Company of $66 million, $42 million and $20 million at October 31, 2015, December 31, 2014 and December 31, 2013.

Liability for Accident and Health Unpaid Claims and Reserve for Losses and Loss Expenses

The following table summarizes activity in the liability for unpaid claims and claim adjustment expenses related to accident and health and credit IUI policies for the periods presented:

	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2014	2013
(In millions of dollars)
Balance, beginning of period	$95	$109	$120
Incurred related to:
Current year	75	83	90
Prior years	(3)	(14)	(5)
Total incurred	72	69	85
Paid related to:
Current year	(26)	(32)	(35)
Prior years	(43)	(50)	(60)
Total paid	(69)	(82)	(95)
Foreign currency translation adjustment	(1)	(1)	(1)
Balance, end of period	$97	$95	$109

The decrease in incurred claims in the periods presented resulted from subsequent revisions to estimated claim reserves based on actual experience.

(14) Other Liabilities

SUCCESSOR

Components of other liabilities were as follows:

(dollars in millions)
December 31,	2015
Other accrued expenses and accounts payable	$60
Salary and benefit liabilities	31
Accrued interest on debt	12
Other insurance liabilities	3
Other	46
Total	$152

(15) Accumulated Other Comprehensive Income (Loss)

SUCCESSOR

The following table summarizes the changes, net of tax, in accumulated other comprehensive income loss:

(dollars in millions)	Unrealized Gains (Losses) Available-for-Sale Securities	Foreign Currency Translation Adjustments(1)	Total Accumulated Other Comprehensive Income (Loss)
Two Months Ended December 31, 2015
Balance at beginning of period	$—	$—	$—
Other comprehensive loss before reclassifications	(7)	(4)	(11)
Reclassification adjustments from accumulated other comprehensive income	1	—	1
Change, net of tax	(6)	(4)	(10)
Balance at end of period	$(6)	$(4)	$(10)
__________

(1)	Reflects the movements in the Canadian Dollar against the U.S. Dollar.

The change in AOCI for amounts reclassified to the Consolidated and Combined Statements of Income were as follows:

(dollars in millions)
Two Months Ended December 31,	2015
Net realized (gains) losses on sales of investments(1)	$—
Gross OTTI impairment losses(1)	1
Net realized (gains) losses on investment securities reclassified out of AOCI—pretax	1
Tax expense	—
Net realized (gains) losses on investment securities reclassified out of AOCI—after-tax	$1
__________

(1)	Refer to Note 7 for additional information on realized gains and losses on investment securities and OTTI impairment losses.

PREDECESSOR

The following table summarizes the changes, net of tax, in accumulated other comprehensive income (loss):

	Net unrealized gains (losses) on available-for-sale securities	Foreign currency translation adjustment(1)	Accumulated other comprehensive income (loss)
(In millions of dollars)
Balance, December 31, 2012	$79	$3	$82
Other comprehensive loss before reclassifications	(33)	(2)	(35)
Decrease due to amounts reclassified from AOCI	(3)	—	(3)
Change, net of tax	(36)	(2)	(38)
Balance, December 31, 2013	43	1	44
Other comprehensive income (loss) before reclassifications	6	(4)	2
Decrease due to amounts reclassified from AOCI	(2)	—	(2)
Change, net of tax	4	(4)	—
Balance, December 31, 2014	47	(3)	44
Other comprehensive loss before reclassifications	(16)	(7)	(23)
Reclassification adjustments from accumulated other comprehensive income	(2)	—	(2)
Change, net of tax	(18)	(7)	(25)
Balance, October 31, 2015	$29	$(10)	$19
__________

(1)	Reflects the movements in the Canadian Dollar against the U.S. Dollar.

The following table summarizes the pre-tax and after-tax changes in each component of AOCI:

	Pre-tax	Tax effect	After-tax
(In millions of dollars)
Balance, December 31, 2012	$126	$(44)	$82
Change in net unrealized gains (losses) on investment securities	(54)	18	(36)
Foreign currency translation adjustment	(3)	1	(2)
Change	(57)	19	(38)
Balance, December 31, 2013	69	(25)	44
Change in net unrealized gains (losses) on investment securities	6	(2)	4
Foreign currency translation adjustment	(7)	3	(4)
Change	(1)	1	—
Balance, December 31, 2014	68	(24)	$44
Change in net unrealized gains (losses) on investment securities	(28)	10	(18)
Foreign currency translation adjustment	(11)	4	(7)
Change	(39)	14	(25)
Balance, October 31, 2015	$29	$(10)	$19

The following table summarizes the change in AOCI for amounts reclassified to the Consolidated and Combined Statements of Income for the periods presented:

	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2014	2013
(In millions of dollars)
Net realized gains on sales of investments(1)	$(6)	$(4)	$(6)
Gross OTTI impairment losses(1)	3	1	1
Net realized gains on investment securities reclassified out of AOCI—pretax	(3)	(3)	(5)
Tax expense	1	1	2
Net realized gains on investment securities reclassified out of AOCI—after-tax	$(2)	$(2)	$(3)
 __________

(1)	Refer to Note 7 for additional information on realized gains and losses on investment securities and OTTI impairment losses.

(16) Income Taxes

SUCCESSOR

OMH and all of its eligible domestic U.S. subsidiaries file a consolidated life/non-life federal tax return with the Internal Revenue Service (“IRS”). AHL is not an eligible company for the consolidated non-life federal tax return. Therefore, it will file a separate federal life insurance tax return for 2015. Income taxes from the consolidated federal and state tax returns are allocated to our eligible subsidiaries under a tax sharing agreement with OMH. For the entities that operate in Canada, we file tax returns in Canada.

As discussed in Note 1 and Note 2 of the Consolidated and Combined Financial Statements, on November 15, 2015, OMH closed on a transaction to acquire the Company from Citigroup for $4.5 billion. For accounting purposes, we treated this transaction as a stock acquisition. For tax purposes, an election was made under IRC Section 336(e) to treat this transaction as an asset acquisition. In connection with the acquisition, we recorded $1.4 billion of goodwill that is deductible for tax purposes.

Components of income (loss) before provision for (benefit from) income taxes were as follows:

(dollars in millions)
December 31,	2015
Income (loss) before provision for (benefit from) income taxes - U.S. operations	$(312)
Income (loss) before provision for (benefit from) income taxes - foreign operations	4
Total	$(308)

Components of provision for (benefit from) income taxes were as follows:

(dollars in millions)
At or for the Two Months Ended December 31,	2015
Current tax provision:
U.S. Federal	$21
State & local	3
Non-U.S.	1
Total current tax provision	25
Deferred tax benefit:
U.S. Federal	(123)
State & local	(23)
Non-U.S.	—
Total deferred tax benefit	(146)
Benefit from income taxes	$(121)

Reconciliations of the statutory federal income tax rate to the effective tax rate were as follows:

(dollars in millions)
Two Months Ended December 31,	2015
Statutory U.S. Federal income tax rate for corporations	35.0%
State income taxes, net of Federal income tax benefit	4.3
Effective income tax rate	39.3%

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax obligation (none of which would affect the effective tax rate if recognized) is as follows:

(dollars in millions)
At or for the Two Months Ended December 31,	2015
Balance at beginning of period	$6
Increases in tax positions for prior period	—
Decreases in tax positions for prior period	—
Increases in tax positions for current period	—
Lapse in statute of limitations	—
Settlements with tax authorities	—
Balance at end of year	$6

Our gross unrecognized tax obligation includes interest and penalties. We recognize interest and penalties related to gross unrecognized tax obligations in income tax expense. We accrued $0 million in 2015 for the payment of respective tax obligation, interest and penalty, net of any federal benefit. The amount of any change in the balance of uncertain tax liabilities over the next twelve months is not expected to be material to our consolidated and combined financial statements. The stock purchase agreement with the Citigroup will indemnify OMH for any taxes for the pre-closing tax period. As such, we continue to maintain the tax uncertainties and a corresponding indemnification asset/receivable.

We are currently under examination by the IRS and other major taxing jurisdictions. The major tax jurisdictions in which we operate and the earliest tax year(s) subject to examination includes: United States (2012 tax year), and Maryland (2012 tax year). We believe we have adequately provided for taxes.

Components of deferred tax assets and liabilities were as follows:

(dollars in millions)
December 31,	2015
Deferred tax assets:
Allowance for finance receivable losses	$127
Debt writedown	29
State taxes, net of federal	19
Deferred insurance commissions	7
Insurance reserves	4
Pension/employee benefits	2
Other	17
Total deferred tax assets	205
Deferred tax liabilities:
Other intangible assets	(7)
Goodwill	(5)
Other	(4)
Total deferred tax liabilities	(16)
Net deferred tax assets	$189

We have no valuation allowance on deferred tax assets at December 31, 2015. Although realization is not assured, we believe that the realization of the recognized deferred tax asset is more-likely-than-not based on expectations as to future taxable income in the jurisdictions in which we operate.

At December 31, 2015, we had a $23 million net current federal and foreign income tax payable, and a $3 million current state income tax payable.

Refer to Note 10 for income taxes payable to affiliates.

PREDECESSOR

The following table summarizes components of current and deferred provision (benefit) for income taxes for the periods presented:

	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2014	2013
(In millions of dollars)
Current tax provision:
U.S. Federal	$188	$288	$294
State & local	16	50	23
Non-U.S.	6	10	10
Total current tax provision	210	348	327
Deferred tax benefit:
U.S. Federal	1	(22)	(17)
State & local	(1)	(22)	(1)
Non-U.S.	—	—	—
Total deferred tax benefit	—	(44)	(18)
Provision for income taxes	$210	$304	$309

The following table reconciles the federal statutory income tax rate to our effective income tax rate for the periods presented:

	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2014	2013
Statutory U.S. Federal income tax rate for corporations	35.0%	35.0%	35.0%
State income taxes, net of Federal income tax benefit	1.7	2.2	1.7
Tax advantaged income	(0.1)	(0.1)	(0.1)
Other	0.2	0.1	—
Effective income tax rate	36.8%	37.2%	36.6%

The following table summarizes deferred income taxes at December 31, 2014:

2014
(In millions of dollars)
Deferred tax assets:
Credit loss deduction	$269
Fixed assets	58
Other deferred tax assets	54
Total deferred tax assets	381
Deferred tax liabilities:
Investments and loan basis differences	(13)
Deferred policy acquisition costs and value of insurance in force	(50)
Insurance reserves	(5)
Other deferred tax liabilities	—
Total deferred tax liabilities	(68)
Net deferred tax assets	$313

We have no valuation allowance on deferred tax assets at December 31, 2014. Although realization is not assured, we believe that the realization of the recognized deferred tax asset is more-likely-than-not based on expectations as to future taxable income in the jurisdictions in which we operate.

We recorded uncertain income tax positions relevant to the jurisdictions where it is required to file income tax returns.

Income taxes payable of $506 million at December 31, 2014 is comprised of income taxes payable to affiliates of $497 million and income taxes payable to taxing authorities of $9 million.

The following table summarizes the activity of our unrecognized tax benefits for the periods presented:

	Ten Months Ended October 31,	Year Ended December 31,	Year Ended December 31,
	2015	2014	2013
(In millions of dollars)
Total unrecognized tax benefits at beginning of period	$5	$2	$2
Net amount of increases for current year’s tax positions	—	1	—
Gross amount of increases for prior year’s tax positions	—	2	—
Gross amount of decreases for prior year’s tax positions	—	—	—
Amounts of decreases related to settlements	—	—	—
Reductions due to lapse of statutes of limitations	—	—	—
Foreign exchange, acquisitions and dispositions	—	—	—
Distributions back to the Parent	—	—	—
Total unrecognized tax benefits at end of period	$5	$5	$2

Total unrecognized tax benefits that, if recognized, would affect the effective tax rate were $4 million, $4 million and $2 million at October 31, 2015, and December 31, 2014 and 2013.

Interest and penalties (not included in “unrecognized tax benefits” above) are a component of the Provision for income taxes on the Consolidated and Combined Statements of Income and are immaterial for all periods presented.

We are currently under audit by the Internal Revenue Service and other major taxing jurisdictions, and it may conclude certain state and local tax audits within the next 12 months. It is thus reasonably possible that significant changes in the gross balance of unrecognized tax benefits may occur within the next 12 months, although we do not expect such audits to result in amounts that would cause a significant change to the effective tax rate.

The following table summarizes the major tax jurisdictions in which we operate and the earliest tax year subject to examination:

Jurisdiction	Tax year
United States	2012
Maryland	2012

Refer to Note 10 for income taxes payable to affiliates.

(17) Lease Commitments, Rent Expense, and Contingent Liabilities

SUCCESSOR

Lease Commitments and Rent Expense

 Annual rental commitments for leased office space, automobiles and information technology equipment accounted for as operating leases, excluding leases on a month-to-month basis, were as follows:

(dollars in millions)	Lease Commitments
First quarter 2016	$10
Second quarter 2016	9
Third quarter 2016	9
Fourth quarter 2016	8
2016	36
2017	25
2018	15
2019	9
2020	6
2021+	19
Total	$110

Rental expense, principally for leased office space, was $8 million, for the two months ended December 31, 2015. Non-base rent expenses, included in rental expense, (principally real estate taxes and utilities) were $1 million for the two months ended December 31, 2015. These amounts are classified in Other operating expenses on the Consolidated and Combined Statements of Income.

Some of our branch leases contain a standard renewal option of up to five years, have rent escalations built into their respective leases, and contain various leasehold and tenant improvement incentives.

LEGAL CONTINGENCIES

In the normal course of business, the Company, including its affiliates or subsidiaries, are named, from time to time, as defendant or a party in various legal actions, including class actions, arbitrations, regulatory proceedings and other litigation arising in connection with its activities. Some of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages, or for injunctive relief. While we will continue to identify certain legal actions where we believe a material loss to be reasonably possible and reasonably estimable, there can be no assurance that material losses will not be incurred from claims that we have not yet been notified of or are not yet determined to be probable or reasonably possible and reasonably estimable.

We contest liability and/or the amount of damages, as appropriate, in each pending matter. Where available information indicates that it is probable that a liability had been incurred at the date of the consolidated financial statements and we can reasonably estimate the amount of that loss, we accrue the estimated loss by a charge to income. In many actions, however, it is inherently difficult to determine whether any loss is probable or even reasonably possible or to estimate the amount of any loss.

In addition, even where loss is reasonably possible or an exposure to loss exists in excess of the liability already accrued with respect to a previously recognized loss contingency, it is not always possible to reasonably estimate the size of the possible loss or range of loss.

For certain legal actions, we cannot reasonably estimate such losses, particularly for actions that are in their early stages of development or where plaintiffs seek substantial or indeterminate damages. In addition to the inherent unpredictability, numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, and by addressing novel or unsettled legal questions relevant to the actions in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for any given action.

For certain other legal actions, we can estimate reasonably possible losses, additional losses, ranges of loss or ranges of additional loss in excess of amounts accrued, but do not believe, based on current knowledge and after consultation with counsel, that such losses will have a material adverse effect on our consolidated financial statements as a whole.

PREDECESSOR

Rent Expense

Rental expense (principally for offices and computer equipment) was $40 million, $45 million and $47 million for the ten months ended October 31, 2015, and the years ended December 31, 2014 and 2013. Non-base rent expenses, included in rental expense, (principally real estate taxes and utilities) were $3 million for the ten months ended October 31, 2015 and each of the years ended December 31, 2014 and 2013. These amounts are classified in Other operating expenses on the Consolidated and Combined Statements of Income. The Predecessor recorded these amounts in Occupancy or Technology and communications expense, based on the nature of the related asset.

In addition to the above, allocated rental expenses due to affiliates from us was $4 million for the ten months ended October 31, 2015 and $6 million for the year ended December 31, 2014. Refer to Note 10 for further discussion of expense allocations.

On October 8, 2014, we entered into agreements to lease a new corporate headquarters in Baltimore, Maryland.

Some of our branch leases contain a standard renewal option of up to five years, have rent escalations built into their respective leases, and contain various leasehold and tenant improvement incentives.

(18) Benefit Plans

SUCCESSOR

401(k) Plan

We participate in the Springleaf Financial Services ("SFS") 401(k) Plan (the “401(k) Plan”) which provides for a 100% Company match on the first 4% of the salary reduction contributions of the employees. We do not anticipate any changes to its matching contributions for 2016.

In addition, SFS may make a discretionary profit sharing contribution to the 401(k) Plan. SFS has full discretion to determine whether to make such a contribution, and the amount of such contribution. In no event, however, will the discretionary profit sharing contribution exceed 4% of annual pay. In order to share in the retirement contribution, employees must have satisfied the 401(k) Plan’s eligibility requirements and be employed on the last day of the year. The employees are not required to contribute any money to the 401(k) Plan in order to qualify for the SFS profit sharing contribution. The discretionary profit sharing contribution will be divided among participants eligible to share in the contribution for the year in the same proportion that the participant’s pay bears to the total pay of all participants. This means the amount allocated to each eligible participant’s account will, as a percentage of pay, be the same.

OMFH employees were eligible to participate in the 401(k) Plan beginning on November 15, 2015.

The salaries and benefit expense associated with this plan was $1 million for the two months ended December 31, 2015 and is classified in Salaries and benefits expense in the Consolidated and Combined Statements of Income.

PREDECESSOR

We participated in several noncontributory defined benefit pension plans sponsored by Citigroup covering certain U.S. employees. Citigroup’s U.S. qualified defined benefit plan was frozen effective January 1, 2008 for most employees. Accordingly, no additional compensation-based contributions were credited to the cash balance portion of the plan for existing plan participants after 2007. However, certain employees covered under the prior final pay plan formula continue to accrue benefits. We also participated in a number of noncontributory, nonqualified pension plans. These plans, which are unfunded, provide supplemental defined pension benefits to certain U.S. employees. With the exception of a few employees covered under the prior final average pay formulas, the benefits under these plans were frozen in prior years. The allocated share of the related benefit for these pension plans was $7 million, $9 million and $8 million for the ten months ended October 31, 2015, and for the years ended December 31, 2014 and 2013. These amounts are classified in Compensation and benefits expense on the Consolidated and Combined Statements of Income.

We also participated in postretirement health care and life insurance benefits offered by Citigroup to certain eligible U.S. retired employees. The allocated share of the related net expense is classified in Salaries and benefits expense on the Consolidated and Combined Statements of Income and was not material to the results of operations for the ten months ended October 31, 2015, and for the years ended December 31, 2014 and 2013.

We also participated in postemployment plans sponsored by Citigroup that provide income continuation and health and welfare benefits to certain eligible U.S. employees on long-term disability. The allocated share of the related net expense was $1 million, $1 million and $3 million for the ten months ended October 31, 2015, and for the years ended December 31, 2014 and 2013. These amounts are classified in Salaries and benefits expense on the Consolidated and Combined Statements of Income.

Citigroup sponsors defined contribution plans in the United States and in certain non-U.S. locations, all of which are administered in accordance with local laws. The most significant defined contribution plan is the Citigroup 401(k) Plan in the U.S. Under the Citigroup 401(k) plan, eligible U.S. employees received matching contributions of up to 6% of their eligible compensation for 2015, 2014 and 2013 subject to statutory limits. Additionally, for eligible employees whose eligible compensation is $100,000 or less, a fixed contribution of up to 2% of eligible compensation is provided. Our contributions are invested according to participants’ individual elections. The expense allocated to us for the Citigroup 401(k) Plan amounted to approximately $13 million, $16 million, and $15 million for the ten months ended October 31, 2015, and for the years ended December 31, 2014 and 2013. These amounts are classified in Salaries and benefits expense on the Consolidated and Combined Statements of Income and included in direct allocated costs. Refer to Note 10 for further discussion on direct allocated costs.

(19) Share-Based and Incentive Compensation

SUCCESSOR

During 2015, OMH awarded service-based restricted stock units (“RSUs”) to certain of our executives and employees. The RSUs are subject to a graded vesting period of 4 years or less and do not provide the holders with any rights as shareholders, including the right to earn dividends during the vesting period. The fair value for RSUs is generally the closing market price of OMH’s common stock on the date of the award. Expense is amortized on a straight line basis over the vesting period, based on the number of awards that are ultimately expected to vest. These amounts are classified in Salaries and benefits expense on the Consolidated and Combined Statements of Income and are immaterial for the two months ended December 31, 2015.

PREDECESSOR

The Predecessor Company’s executives and employees participate in the Citigroup programs described below to the extent they meet the eligibility criteria established by Citigroup. The Predecessor Company makes cash payments to reimburse Citigroup for the cost of the awards when shares are delivered to participants (the payments are based on market value of the vested stock awards at such time or the spread realized by the employee on an option exercise). The Predecessor Company recognizes compensation expense for the awards as described below.

Discretionary Annual Incentive Awards

Citigroup grants immediate cash bonus payments, deferred cash awards, stock payments and restricted and deferred stock awards as part of its discretionary annual incentive award program involving a large segment of Citigroup employees worldwide, including employees of the Predecessor Company. Most of the shares of common stock issued by Citigroup as part of its equity compensation programs are to settle the vesting of the stock components of these awards.

Discretionary annual incentives are generally awarded in the first quarter of the calendar year based on the previous year’s performance. Awards valued at less than U.S. $100,000 (or local currency equivalent) are generally paid in the form of an immediate cash bonus. Pursuant to Citigroup policy and/or regulatory requirements, certain employees and officers are subject to mandatory deferrals of incentive pay and generally receive 25%-60% of their awards in a combination of restricted or deferred stock and deferred cash awards.

Deferred annual incentive awards are generally delivered as two awards—a restricted or deferred stock award under Citigroup’s Capital Accumulation Program (“CAP”) and a deferred cash award. The applicable mix of CAP and deferred cash awards may vary based on the employee’s minimum deferral requirement and the country of employment. In some cases, the entire deferral will be in the form of either a CAP or deferred cash award.

Subject to certain exceptions (principally, for retirement-eligible employees), continuous employment within Citigroup is required to vest in CAP and deferred cash awards. Post-employment vesting by retirement-eligible employees and participants who meet other conditions is generally conditioned upon their refraining from competition with Citigroup during the remaining vesting period, unless the employment relationship has been terminated by Citigroup under certain conditions.

Generally, the CAP and deferred cash awards vest in equal annual installments over three- or four-year periods. Vested CAP awards are delivered in shares of Citigroup common stock. Deferred cash awards are payable in cash and earn a fixed notional rate of interest that is paid only if and when the underlying principal award amount vests.

Unvested CAP and deferred cash awards made in January 2011 or later are subject to one or more clawback provisions that apply in certain circumstances, including in the case of employee risk-limit violations or other misconduct, or where the awards were based on earnings that were misstated. CAP awards made to certain employees in February 2013 and later, and deferred cash awards made to certain employees in January 2012, are subject to a formulaic performance-based vesting condition pursuant to which amounts otherwise scheduled to vest will be reduced based on the amount of any pre-tax loss in the participant’s business in the calendar year preceding the scheduled vesting date. For CAP awards made in February 2013 and later, a minimum reduction of 20% applies for the first dollar of loss.

In addition, deferred cash awards made to certain employees in February 2013 and later are subject to a discretionary performance-based vesting condition under which an amount otherwise scheduled to vest may be reduced in the event of a “material adverse outcome” for which a participant has “significant responsibility”. Deferred cash awards made to these employees in February 2014 and later are subject to an additional clawback provision pursuant to which unvested awards may be canceled if the employee engaged in misconduct or exercised materially imprudent judgment, or failed to supervise or escalate the behavior of other employees who did.

The compensation expense related to the discretionary annual incentive cash awards, which are paid immediately, was $7 million, $8 million and $9 million for the ten months ended October 31, 2015, and for the years ended December 31, 2014 and 2013. These amounts are classified in Salaries and benefits expense on the Consolidated and Combined Statements of Income. In January 2013, certain shared services employees were transferred to the Predecessor Company. Prior to such transfer, annual incentive awards related to those employees were allocated to the Predecessor Company and are classified in Other operating expenses on the Consolidated and Combined Statements of Income.

Sign-on and Long-term Retention Awards

Stock awards, deferred cash awards and grants of stock options may be made at various times during the year as sign-on awards to induce new hires to join the Predecessor Company or to high-potential employees as long-term retention awards.

Vesting periods and other terms and conditions pertaining to these awards tend to vary by grant. Generally, recipients must remain employed through the vesting dates to vest in the awards, except in cases of death, disability or involuntary termination other than for “gross misconduct”. These awards do not usually provide for post-employment vesting by retirement-eligible participants. Any stock option grants are for Citigroup common stock with exercise prices that are no less than the fair market value at the time of grant.

Other Variable Incentive Compensation

Citigroup has various incentive programs globally that are used to motivate and reward performance primarily in the areas of sales, operational excellence and customer satisfaction. Participation in these plans is generally limited to employees who are not eligible for discretionary annual incentive awards. The compensation expense related to variable incentive compensation awards was $25 million, $24 million and $25 million for the ten months ended October 31, 2015, and for the years ended December 31, 2014 and 2013 and is classified in Salaries and benefits expense on the Consolidated and Combined Statements of Income.

Summary

Recipients of Citigroup stock awards generally do not have any stockholder rights until shares are delivered upon vesting or exercise, or after the expiration of applicable required holding periods. Recipients of restricted or deferred stock awards and stock unit awards, however, may be entitled to receive dividends or dividend-equivalent payments during the vesting period. Recipients of restricted stock awards generally are entitled to vote the shares in their award during the vesting period. Once a stock award vests, the shares are freely transferable, unless they are subject to a restriction on sale or transfer for a specified period. Pursuant to a stock ownership commitment, certain executives have committed to holding most of their vested shares indefinitely.

The total expense recognized for stock awards represents the grant date fair value of such awards, which is generally recognized as a charge to income ratably over the vesting period, other than for awards to retirement-eligible employees and immediately vested awards. Whenever awards are made or are expected to be made to retirement-eligible employees, the charge to income is accelerated based on when the applicable conditions to retirement eligibility were or will be met. If the employee is retirement eligible on the grant date, or the award is vested at grant date, the entire expense is estimated and recognized in the year prior to grant. The compensation expense related to deferred stock and deferred cash awards was not material for any of the periods presented.

(20) Fair Value Measurements

SUCCESSOR

The fair value of a financial instrument is the amount that would be expected to be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instruments, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and note yet established, the characteristics specific to the transaction, and general market conditions. See Note 3 for a discussion of the accounting policies related to fair value measurements.

Fair Value of Financial Instruments

The following tables summarize the fair values and carrying values of financial instruments and indicate the fair value hierarchy based on the level of inputs utilized to determine such fair values at December 31, 2015:

	Fair Value Measurements Using			Total Fair Value	Total Carrying Value
(dollars in millions)	Level 1	Level 2	Level 3
December 31, 2015
Assets
Cash and cash equivalents	$572	$—	$—	$572	$572
Investment securities	36	1,227	1	1,264	1,264
Net finance receivables, less allowance for finance receivable losses	—	—	8,958	8,958	8,512
Restricted cash and cash equivalents	381	—	—	381	381

Liabilities
Long-term debt	—	7,618		7,618	7,718

Fair Value Measurements — Recurring Basis

The following tables present information about our assets measured at fair value on a recurring basis and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3
December 31, 2015
Assets
Cash equivalents in mutual funds	$16	$—	$—	$16
Investment securities:
Available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	—	28	—	28
Obligations of states, municipalities, and political subdivisions	—	52	—	52
Non-U.S. government and government sponsored entities	—	126	—	126
Corporate debt	—	732	—	732
RMBS	—	54	—	54
CMBS	—	73	—	73
CDO/ABS	—	42	—	42
Total bonds	—	1,107	—	1,107
Preferred stock	7	1	—	8
Common stock	22	—	—	22
Other long-term investments	—	—	1	1
Total available-for-sale securities	29	1,108	1	1,138
Other securities:
Bonds:
Non-U.S. government and government sponsored entities	—	3	—	3
Corporate debt	1	114	—	115
RMBS	—	1	—	1
CMBS		1		1
Total bonds	1	119	—	120
Preferred stock	6	—	—	6
Total other securities	7	119	—	126
Total investment securities	36	1,227	1	1,264
Total	$52	$1,227	$1	$1,280

We did not have transfers between Level 1 and Level 2 during the two months ended December 31, 2015.

The changes in Level 3 assets measured at fair value on a recurring basis were immaterial during the two months ended December 31, 2015.

FAIR VALUE MEASUREMENTS — VALUATION METHODOLOGIES AND ASSUMPTIONS

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents, including cash and cash equivalents in certificates of deposit and commercial paper, approximates fair value.

Mutual Funds

The fair value of mutual funds is based on quoted market prices of the underlying shares held in the mutual funds.

Investment Securities

We utilize third-party valuation service providers to measure the fair value of its investment securities, which are classified as AFS or as Other and consist primarily of bonds. Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure investment securities at fair value. We generally obtain market price data from exchange or dealer markets.

We estimate the fair value of fixed maturity investment securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations and a matrix pricing methodology, or discounted cash flow analyses. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, composite ratings, bid-ask spreads, prepayment rates and other relevant factors. For fixed maturity investment securities that are not traded in active markets or that are subject to transfer restrictions, we adjust the valuations to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

We elect the fair value option for investment securities that are deemed to incorporate an embedded derivative.

The fair value of certain investment securities is based on the amortized cost, which is assumed to approximate fair value.

Finance Receivables

The fair value of net finance receivables, less allowance for finance receivable losses, both non-impaired and credit impaired, are determined using discounted cash flow methodologies. The application of these methodologies requires us to make certain judgments and estimates based on our perception of market participant views related to the economic and competitive environment, the characteristics of our finance receivables, and other similar factors. The most significant judgments and estimates made relate to prepayment speeds, default rates, loss severity, and discount rates. The degree of judgment and estimation applied is significant in light of the current capital markets and, more broadly, economic environments. Therefore, the fair value of our finance receivables could not be determined with precision and may not be realized in an actual sale. Additionally, there may be inherent limitations in the valuation methodologies we employed, and changes in the underlying assumptions used could significantly affect the results of current or future values.

Restricted Cash and Cash Equivalents

The carrying amount of restricted cash and cash equivalents approximates fair value.

Long-term Debt

We either receive fair value measurements of our long-term debt from market participants and pricing services or we estimate the fair values of long-term debt using projected cash flows discounted at each balance sheet date’s market-observable implicit-credit spread rates for our long-term debt.

We record at fair value long-term debt issuances that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative. At December 31, 2015, we did not have debt carried at fair value under the fair value option.

We estimate the fair values associated with variable rate revolving lines of credit to be equal to par.

PREDECESSOR

Fair Value Measurements

ASC 820-10, Fair Value Measurement, defines fair value, establishes a consistent framework for measuring fair value and requires disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Among other things, the standard requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair Value Hierarchy

ASC 820-10 specifies a hierarchy of inputs based on whether the inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions.

These two types of inputs have created the following fair value hierarchy:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Our policy with respect to transfers between levels of the fair value hierarchy is to recognize transfers into and out of each level as of the end of the reporting period.

Determination of Fair Value

For assets and liabilities carried at fair value, we primarily utilize third-party valuation service providers to derive fair values based on various methodologies, including market quotes where available, external non-binding broker quotes, and proprietary valuation models. We assess the reasonableness of security values received from valuation service providers through various analytical techniques including comparing the information obtained from the valuation service providers to other third-party valuation sources for selected securities.

Fair Value of Financial Instruments

The following tables summarize the fair value and carrying amount of financial instruments at December 31, 2014:

	December 31, 2014
	Fair Value Measurements Using			Total Fair Value	Total Carrying Value
	Level 1	Level 2	Level 3
(In millions of dollars)
Assets
Cash and cash equivalents	$—	$319	$—	$319	$319
Investment securities	57	1,276	58	1,391	1,391
Net finance receivables, less allowance for finance receivable losses(1)	—	—	8,758	8,758	7,741

Liabilities
Related party debt	—	—	3,249	3,249	3,249
Long-term debt	—	—	3,480	3,480	3,444
__________

(1)	The carrying value of finance receivables is calculated as finance receivables excluding unearned premium and claim reserves of $415 million.

Fair value assumptions, of the financial instruments listed below, are based upon subjective estimates of market conditions and perceived risks of the financial instruments at a certain point in time, as disclosed further in various notes to the Consolidated and Combined Financial Statements.

Fixed maturities and equity securities—fair value is based primarily on quoted market prices or if quoted market prices are not available, discounted expected cash flows using market rates for similar instruments which are commensurate with the credit quality and maturity of the investments. If market rates for similar instruments are not available, other valuation techniques would be used and the asset would be classified as Level 3.

Short-term and other investments—carrying value approximates fair value due to the relatively short period of time between the origination of the investment and its expected maturity or realization.

Net finance receivables—At December 31, 2014, fair value is estimated using a discounted cash flow methodology using assumptions management believes a market participant would make in valuing these assets. While this method achieves a fair value estimate in accordance with GAAP, management adopted the discounted cash flow valuation technique as it is considered a more traditional and universally understood methodology.

Related party debt—carrying value approximates fair value due to the short-term nature of these instruments.

Long-term debt—fair value measurements of long-term debt are based upon input from market participants or indicative prices obtained from a third party.

The disclosed fair values for financial instruments do not reflect any premium or discount that could result from offering for sale, at one time, our entire holdings of a particular financial instrument. In addition, any potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in amounts disclosed.

Items Measured at Fair Value on a Recurring Basis

We have certain financial assets that are required to be reported on the Consolidated Statements of Financial Position at fair value, on a recurring basis. We do not have any items that are required to be reported on the Consolidated Statements of Financial Position at fair value, on a nonrecurring basis.

The following tables summarize assets measured at fair value on a recurring basis:

	December 31, 2014
	Level 1	Level 2	Level 3	Total
(In millions of dollars)
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$—	$66	$1	$67
Prime	—	5	—	5
Commercial	—	54	1	55
Total mortgage-backed	—	125	2	127
U.S. government and government sponsored entities	12	15	—	27
State and municipal	—	48	—	48
Non-U.S. government and government sponsored entities	—	147	1	148
Corporate	1	857	40	898
Other debt	—	53	10	63
Total fixed maturity securities	13	1,245	53	1,311
Equity securities	44	—	5	49
Short-term and other securities	—	31	—	31
Total investments	$57	$1,276	$58	$1,391

Transfers between Level 1 and Level 2 of the Fair Value Hierarchy

For the year ended December 31, 2014, we transferred no investments from Level 1 to Level 2 and no investments from Level 2 to Level 1.

The following tables summarize the changes in the Level 3 fair value category:

	Balance, January 1, 2015	Transfers into Level 3	Transfers out of Level 3	Purchases	Sales	Net realized gains (losses)	Net unrealized losses in other comprehensive income on assets still held	Balance, October 31, 2015
(In millions of dollars)
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$1	$4	$(3)	$—	$(1)	$—	$—	$1
Prime	—	—	—	—	—	—	—	—
Commercial	1	1	(2)	—	—	—	—	—
Total mortgage-backed	2	5	(5)	—	(1)	—	—	1
State and municipal	—	—	—	—	—	—	—	—
Non-U.S. government and government sponsored entities	1	—	(1)	—				—
Corporate	40	6	(4)	3	(6)	—	(1)	38
Other debt	10	—	—	—	—	—	—	10
Total fixed maturity securities	53	11	(10)	3	(7)	—	(1)	49
Equity securities	5	5	(6)	—	(3)	—	—	1
Total fixed maturity and equity securities	$58	$16	$(16)	$3	$(10)	$—	$(1)	$50

	Balance, January 1, 2014	Transfers into Level 3	Transfers out of Level 3	Purchases	Sales	Net realized gains (losses)	Net unrealized gains in other comprehensive income on assets still held	Balance, December 31, 2014
(In millions of dollars)
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$5	$1	$(4)	$—	$(1)	$—	$—	$1
Prime	—	2	(2)	—	—	—	—	—
Commercial	—	2	(1)	—	—	—	—	1
Total mortgage-backed	5	5	(7)	—	(1)	—	—	2
State and municipal	—	—	—	—	—	—	—	—
Non-U.S. government and government sponsored entities	—	—	—	1	—	—	—	1
Corporate	37	2	—	4	(3)	—	—	40
Other debt	10	—	(1)	1	—	—	—	10
Total fixed maturity securities	52	7	(8)	6	(4)	—	—	53
Equity securities	6	12	(11)	2	(5)	2	(1)	5
Total fixed maturity and equity securities	$58	$19	$(19)	$8	$(9)	$2	$(1)	$58

Transfers in and out of Level 3 of the Fair Value Hierarchy

For the ten months ended October 31, 2015, securities, primarily related to mortgage-backed, corporate, and equity, were transferred into and out of Level 3 due to changes in the level of price observability for the specific securities. Of the $16 million of securities transferred into Level 3, $5 million was transferred from Level 1 and $11 million was transferred from Level 2. Of the $16 million of securities transferred out of Level 3, $5 million was transferred into Level 1 and $11 million was transferred into Level 2.

For the year ended December 31, 2014, securities, primarily related to equity and mortgage-backed securities, were transferred into and out of Level 3 due to changes in the level of price observability for the specific securities. Of the $19 million of securities transferred into Level 3, $7 million was transferred from Level 1 and $12 million was transferred from Level 2. Of the $19 million of securities transferred out of Level 3, $10 million was transferred into Level 1 and $9 million was transferred into Level 2.

Valuation Techniques and Inputs for Level 2 Fair Value Measurements

At December 31, 2014, the majority of the financial instruments in Level 2 consisted of cash and investments. Investments in Level 2 were composed of corporate securities, mortgage-backed securities and foreign government securities. The fair value for these investments is based upon: (1) quoted prices for similar assets in active markets; (2) quoted prices for identical or similar assets in inactive markets; or (3) valuations based on models where the significant inputs are observable; including, but not limited to, interest rates, yield curves, prepayment speeds, default rates and loss severities; or where the significant inputs can be corroborated by observable market data.

Valuation Techniques and Inputs for Level 3 Fair Value Measurements

At December 31, 2014, the majority of the investments in Level 3 were corporate securities for which the fair value is measured by our third-party valuation service provider using a price based methodology with the significant unobservable input as the price, which ranges from 3.27 to 116.38 of par.

The effect on the fair value measurement of a given security is wholly dependent on the amount and direction of any changes in the unobservable price input.

(21) Subsequent Events

SUCCESSOR

On January 4, 2016, the Board of Managers of the Company approved a distribution of $90 million to its sole member, Independence Holdings, LLC. The distribution was paid on January 8, 2016.

On January 21, 2016, we refinanced the revolving warehouse facility and entered into new separate warehouse facilities with four unaffiliated financial institutions that provide committed financing on a revolving basis for personal loans originated by our subsidiaries. The maximum aggregate principal balance under the new facilities is $2.4 billion and the maximum principal balance under each of the separate facilities is $550 million, $750 million, $350 million and $750 million. The aggregate maximum capacity is subject to a scheduled reduction of $100 million in January 2017 to $2.3 billion and a further reduction of $100 million in January 2018 to $2.2 billion. In the absence of the refinancing, our aggregate financing capacity would have been reduced from $3.0 billion to $2.5 billion on January 30, 2016, and further reduced to $1.5 billion on January 30, 2017, due to the scheduled reductions in maximum principal balance under the now terminated Warehouse Facility.

On January 22, 2016, we loaned $370 million to an affiliate under a revolving note.

On February 10, 2016, OMFH completed the securitization of personal loans and formed OneMain Financial Issuance Trust 2016-1 (the “2016-1 Trust”) resulting in the issuance of $500 million of Class A, Class B, Class C and Class D fixed rate notes collateralized by $556 million of loans. The notes are due February 20, 2029 and may be called at the option of the 2016-1 Trust on or after the payment date occurring in January 2019 at a redemption price equal to 101% of the aggregate note principal balance at the time of the call. The 2016-1 Trust will make payments of interest on the notes during the revolving period, which ends December 31, 2018, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the 2016-1 Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the 2016-1 Trust while the notes are outstanding. The parent of the 2016-1 Trust is

OneMain Financial Funding III, LLC, which is a subsidiary of OMFH. The 2016-1 Trust is a VIE consolidated by the Company as its primary beneficiary.

On February 24, 2016, OMH reached final agreement with Citigroup on certain purchase accounting adjustments. The final adjustment will result in an additional payment by Citigroup of $23 million. The payment was received by Independence Holdings, LLC on March 16, 2016 and the full amount will be reflected as a reduction to additional paid-in capital and goodwill in the Company’s consolidated financial statements.

On March 21, 2016, we refinanced 2 of the revolving warehouse facilities previously closed on January 21, 2016 into 2 new warehouse facilities with the same unaffiliated financial institutions that provided committed financing on a revolving basis for personal loans originated by our subsidiaries.  The maximum aggregate principal balance under the 2 new facilities is $1.3 billion and the maximum principal balance under each of the separate facilities is $550 million and $750 million.  The aggregate maximum capacity for one of the facilities is subject to a scheduled reduction of $100 million on January 21, 2017 to $1.2 billion in total for the 2 facilities and a further reduction of $100 million on January 21, 2018 to $1.1 billion in total for the 2 facilities.  The refinancing did not change our aggregate financing capacity in these 2 facilities.

On March 23, 2016, OMFH completed the securitization of personal loans and formed OneMain Financial Issuance Trust 2016-2 (“2016-2 Trust”) resulting in the issuance of $890 million of Class A, Class B, Class C and Class D fixed rate notes collateralized by $1.0 billion of loans. OMFH will hold the Class C and Class D notes. The notes are due March 20, 2028 and may be called at the option of the 2016-2 Trust on or after the payment date occurring in March 2018 at a redemption price equal to 101% of the aggregate note principal balance at the time of the call. The 2016-2 Trust will make payments of interest on the notes during the revolving period, which ends February 28, 2018, and make principal and interest payments thereafter. During the revolving period, additional loans may be transferred to the 2016-2 Trust. The loans are restricted from being sold or pledged as collateral and can only be used to pay the liabilities of the 2016-2 Trust while the notes are outstanding. The parent of the 2016-2 Trust is OneMain Financial Funding III, LLC, which is a subsidiary of OMFH. The 2016-2 Trust is a VIE consolidated by the Company as its primary beneficiary.

We have evaluated all events subsequent to the balance sheet date as of December 31, 2015 through March 24, 2016, which is the date these consolidated and combined financial statements were available to be issued, and has determined that there are no other subsequent events that required disclosure under ASC 855, Subsequent Events.